Exhibit 10.41

SHARE PURCHASE AGREEMENT
by and among
GP STRATEGIES CORPORATION,
as Buyer,
TTI GLOBAL, INC.,
as the Company,
THE LORI A. BLAKER TRUST DATED OCTOBER 4, 2000, AS AMENDED,
and
LORI A. BLAKER,
as Sellers,
and
LORI A. BLAKER,
as Sellers’ Representative
November 30, 2018

TABLE OF CONTENTS
Page

Article I DEFINITIONS AND INTERPRETATION		2
Article II SALE AND PURCHASE OF COMPANY GROUP SHARES; PURCHASE
PRICE; CLOSING		3
2.1	Sale and Purchase of the Company Group Shares	3
2.2	Purchase Price	3
2.3	Closing	4
2.4	Buyer’s Closing Deliveries	4
2.5	Sellers’ Representative Closing Deliveries	5
2.6	Working Capital and Other Adjustments	7
2.7	Interest on Late Payment	9
2.8	Withholding	9
Article III REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS		9
3.1	Authorization of Agreement	9
3.2	Conflicts; Consents of Third Parties	10
3.3	Ownership and Transfer of Company Group Shares	10
3.4	Litigation	11
3.5	Financial Advisors	11

Article IV REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE AFFILIATED ENTITIES		11
4.1	Organization and Corporate Power	11
4.2	Authorization of Agreement	12
4.3	Conflicts; Consents of Third Parties	12
4.4	Capitalization; Subsidiaries	13
4.5	Environmental	15
4.6	Corporate Records	15
4.7	Financial Statements	16
4.8	No Undisclosed Liabilities	16
4.9	Absence of Certain Developments	17
4.10	Taxes	19
4.11	Valuation	20
4.12	Assets	21
4.13	Information Technology; Data Protection	21
4.14	Real Property	23
4.15	Names and Locations	25
4.16	Intellectual Property	25
4.17	Material Contracts	26
4.18	Minimum Requirements Contracts	29
4.19	Employee Benefits Plans	29
4.20	Labor	31
4.21	Litigation	33
4.22	Compliance with Laws; Permits	33
4.23	Insurance	34
4.24	Accounts and Notes Receivable	34
4.25	Related Party Transactions	35
4.26	Customers and Suppliers	35
4.27	Officers and Directors; Banks; and Power of Attorney	35

TABLE OF CONTENTS
(continued)
Page

4.28	Certain Payments	36
4.29	Acquisition Proposals	36
4.30	Export Controls	37
4.31	Financial Advisors	37
4.32	Disclosure	37
Article V REPRESENTATIONS AND WARRANTIES OF BUYER		37
5.1	Organization and Good Standing	37
5.2	Authorization of Agreement	38
5.3	Conflicts; Consents of Third Parties	38
5.4	Investment Intention	38
5.5	Financial Advisors	38
Article VI COVENANTS		39
6.1	Conduct of Business Prior to the Closing Date	39
6.2	Access to Information	41
6.3	Transfer of Securities	41
6.4	Cooperation; Further Assurances	41
6.5	Non-Competition; Non-Solicitation	42
6.6	Preservation of Records	44
6.7	Confidentiality; Publicity	45
6.8	Employee Matters	45
6.9	Tax Covenants	45
6.10	TTi Middle East Global Training LLC Share Capital	47
6.11	Control of Affiliated Entities During Share Transfer Pendency	47
Article VII CONDITIONS TO CLOSING		48
7.1	Conditions to Obligations of Sellers and Sellers’ Representative	48
7.2	Conditions to Obligations of Buyer	48
Article VIII INDEMNIFICATION		49
8.1	Survival	49
8.2	Indemnification	50
8.3	Indemnification Procedures	52
8.4	Limitations on Indemnification for Breaches of Representations and Warranties	54
8.5	Post-Acquisition Attorney-Client Issues	55
Article IX MISCELLANEOUS		56
9.1	Expenses	56
9.2	Specific Performance	56
9.3	Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial	56
9.4	Entire Agreement; Amendments and Waivers	57
9.5	Governing Law	57
9.6	Notices	58
9.7	Severability	58
9.8	Binding Effect; Assignment	59
9.9	Counterparts	59
9.10	Joint Participation	59
9.11	Sellers’ Representative	59

EXHIBITS
EXHIBIT A – Definitions
EXHIBIT B – Form of Opinions of Counsel to Sellers
EXHIBIT C – Form of Noncompetition Agreement
EXHIBIT D – Organization Schedule
EXHIBIT E – Capitalization Schedule
EXHIBIT F – Form of Escrow Agreement
EXHIBIT G – Form of Blaker’s Employment Agreement
EXHIBIT H – Form of Key Employee Employment Agreement

DISCLOSURE SCHEDULES

Section 3.2(a)	-	Conflicts
Section 3.2(b)	-	Consents of Third Parties
Section 3.3		Ownership and Transfer of Company Group Shares
Section 3.5	-	Financial Advisors
Section 4.1(c)	-	Organization and Corporate Power
Section 4.3(a)	-	Conflicts
Section 4.3(b)	-	Consents of Third Parties
Section 4.4(b)	-	Capitalization; Subsidiaries
Section 4.4(c)	-	Capitalization; Subsidiaries
Section 4.4(f)	-	Indebtedness Right to Vote
Section 4.6(a)	-	Corporate Records
Section 4.6(b)	-	Minute Books
Section 4.7(a)	-	Financial Statements
Section 4.8	-	No Undisclosed Liabilities
Section 4.9(a)	-	Absence of Certain Developments
Section 4.9(b)	-	Absence of Certain Developments
Section 4.10(a)	-	Taxes; Tax Returns
Section 4.10(b)	-	Taxes; Legal Proceedings
Section 4.10(h)	-	Taxes; Encumbrances
Section 4.10(i)	-	Taxes; Classification
Section 4.14(a)	-	Leased Real Property
Section 4.15	-	Names and Locations
Section 4.16(a)	-	Company Intellectual Property
Section 4.16(c)	-	Licensed Intellectual Property
Section 4.16(e)	-	Licensed Company Intellectual Property
Section 4.17(a)	-	Material Contracts
Section 4.19(a)	-	Employee Benefits Plans
Section 4.19(h)	-	Employee Benefits Plans
Section 4.19(i)	-	Employee Benefits Plans; Contributions

Section 4.20(a)	-	Labor
Section 4.20(c)	-	Collective Bargaining
Section 4.21	-	Litigation
Section 4.22(b)	-	Compliance with Laws; Permits
Section 4.23	-	Insurance
Section 4.24(a)	-	Accounts and Notes Receivable
Section 4.25	-	Related Party Transactions
Section 4.26	-	Customers and Suppliers
Section 4.27	-	Officers and Directors, Banks and Power of Attorney
Section 4.31	-	Financial Advisors
Section 6.1	-	Conduct of Business Prior to the Closing Date
Section 6.4(a)(i)	-	Pre-Closing Corporate Actions
Section 6.4(a)(ii)	-	Pre-Closing Real Estate Actions

ATTACHMENT
ATTACHMENT I – Option Exercise Notice
ATTACHMENT II – Payoff Letters

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of November 30, 2018, is made and entered into by and among GP Strategies Corporation, a Delaware corporation (“Buyer”), TTi Global, Inc., a Michigan corporation (the “Company”), The Lori A. Blaker Trust Dated October 4, 2000, as amended, the sole shareholder of the Company (“Blaker Trust”), Lori A. Blaker, as trustee of Blaker Trust, as a shareholder of the Affiliated Entities in the percentages indicated in Exhibit E, and as an individual, residing at 4590 Barber Road, Metamora, Michigan (“Blaker”), and Lori A. Blaker, an individual, residing at 4590 Barber Road, Metamora, Michigan, in her capacity as the Sellers’ Representative as appointed pursuant to Section 9.11 (the “Sellers’ Representative”). Blaker Trust and Blaker are collectively referred to herein as “Sellers” and may each be referred to individually as “Seller.”
RECITALS:
WHEREAS, the Company and GP Strategies Limited, a company registered in England and Wales and an Affiliate of Buyer (“GP Strategies Limited”), are parties to that certain Share Purchase Agreement, dated as of July 12, 2018 (the “UK Share Purchase Agreement”), pursuant to which GP Strategies Limited purchased and acquired from the Company, and the Company sold and transferred to GP Strategies Limited, the entire issued share capital of TTi (Europe) Limited, a company registered in England and Wales (“TTi Europe”) (all as described more fully in the UK Share Purchase Agreement);
WHEREAS, Blaker Trust owns an aggregate of twenty-one (21) shares of Class A Common Stock of the Company and one thousand six hundred seventy-seven and twenty-four one-hundredths (1,677.24) shares of Class B Common Stock of the Company, which constitutes all of the issued and outstanding shares of capital stock of the Company (the “Company Shares”);
WHEREAS, Blaker owns shares or other ownership interests in the entities listed on Exhibit E (together with all of their direct or indirect subsidiaries, the “Affiliated Entities”) in the percentages as set forth on Exhibit E (the “Affiliated Entities Shares”), which represent the percentage ownership interests in the Affiliated Entities as set forth on Exhibit E;
WHEREAS, Buyer, Sellers, and the Company are parties to that certain Option Agreement, dated as of August 7, 2018, as amended through the date hereof, pursuant to which Sellers granted to Buyer an option (the “Option”) to purchase and acquire the Company Shares and the Affiliated Entities Shares (together, the “Company Group Shares”), free and clear of any and all Encumbrances, and Buyer accepted the Option;
WHEREAS, Buyer exercised the Option by delivering to Sellers the Option Exercise Notice, dated October 31, 2018 and attached hereto as Attachment I (the “Option Exercise Notice”);
WHEREAS, in connection with the Option Exercise Notice, Sellers desire to sell, assign, and transfer to Buyer, and Buyer desires to purchase and acquire from Sellers, the Company Group Shares, in accordance with the terms and subject to the conditions set forth herein;
WHEREAS, following the execution of this Agreement, Buyer (or one of its Affiliates) will offer to enter into an employment agreement substantially in the form attached hereto as Exhibit G (“Blaker’s Employment Agreement”) with Blaker, and Buyer (or one of its Affiliates) will offer to enter into an employment agreement substantially in the form attached hereto as Exhibit H (the “Key Employee

Employment Agreement” and together with Blaker’s Employment Agreement, the “Employment Agreements”) with each Key Employee, which Employment Agreements will be effective at and conditioned upon the Closing; and
WHEREAS, the Parties desire to make the following representations, warranties, covenants, and agreements in connection with the transactions contemplated hereby, all as more fully set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
Article I

DEFINITIONS AND INTERPRETATION

Capitalized terms used but not defined herein have the respective meanings assigned thereto in Exhibit A attached hereto and are incorporated herein for all purposes of this Agreement. The Exhibits, Schedules, and Attachments referred to herein are incorporated into and made a part of this Agreement as if set forth in full herein. When a reference is made in this Agreement to Sections, subsections, Exhibits, Schedules, or Attachments, such reference is to a Section, subsection, Exhibit, Schedule, or Attachment to this Agreement, unless otherwise indicated. The words “include,” “includes,” and “including” when used herein are deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Article or Section reference is expressly indicated, the entire Agreement rather than any specific Article or Section. The words “or” and “and” have, except as otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The division of this Agreement into Articles, Sections, and other subdivisions and the insertion of headings and a table of contents are for convenience of reference only and shall not affect or be utilized in construing or interpreting the meaning of this Agreement. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to $, US$ or Dollars shall be references to currency of the United States of America. All payments required to be made in accordance with this Agreement shall be made in US$. For the purposes of applying a reference to a monetary sum expressed in US$, an amount in a different currency shall be converted into US$ on a particular date at the exchange rate equal to the mid-point closing rate for converting that currency into US$ on that date as quoted by the Wall Street Journal. In relation to any claim under this Agreement, the date of such conversion shall be the date of receipt of notice of such claim by the notified party.
Article II
SALE AND PURCHASE OF COMPANY GROUP SHARES; PURCHASE PRICE; CLOSING
2.1Sale and Purchase of the Company Group Shares. In accordance with the terms and subject to the conditions set forth herein, at the Closing, Sellers agree to sell, assign, and transfer to Buyer, and Buyer agrees to purchase and acquire from Sellers, the Company Group Shares, free and clear of any and all Encumbrances for the consideration specified in Section 2.2.

2.2Purchase Price. The aggregate purchase price to be paid by Buyer in consideration for the Company Group Shares shall be an amount equal to the sum of:

(a)Four Million Five Hundred Three Thousand Three Hundred Fourteen Dollars and Twelve Cents ($4,503,314.12) owed, in the aggregate, by the Company or any Subsidiary under its current bank credit facilities and the Contingent Note (as set forth in the payoff letters attached hereto as Attachment II (the “Payoff Letters”)) (the “Credit Facility Payoff”);
(b)Eight Hundred Fifty Thousand Dollars ($850,000) owed by the Company to Diane J. Brzezinski, Trustee of the Shirley A. Brzezinski Trust Agreement F/B/O Diane J. Brzezinski dated November 28, 2012 (the “D. Brzezinski Payoff”);
(c)Four Hundred Twenty-Five Thousand Dollars ($425,000) owed by the Company to Denise M. MacLean, Trustee of the Shirley A. Brzezinski Trust Agreement F/B/O Denise M. MacLean dated November 28, 2012 (the “MacLean Payoff”);
(d)Two Million Three Hundred Twenty-Six Thousand Dollars ($2,326,000) owed by the Company to Shirley A. Brzezinski, Trustee of the Shirley A. Brzezinski Revocable Living Trust dated May 29, 1992 (the “S. Brzezinski Payoff” and, together with the D. Brzezinski Payoff and the MacLean Payoff, the “Previous Owner Payoff”);
(e)One Hundred Ninety-One Thousand One Hundred Nine Dollars and Thirty-Two Cents ($191,109.32) owed by to David Kennedy pursuant to that certain loan arrangement with David Kennedy (the “Kennedy Payoff”);
(f)Fifty-Four Thousand Five Hundred Eighty Dollars ($54,580) owed by the Company to Blaker pursuant to that certain Officer Loan Agreement, dated May 1, 2015, as amended, by and between the Company and Blaker (the “Blaker Payoff”);
(g)One Hundred Seventy-Six Thousand Four Hundred Eighty-Nine Dollars and Sixty-Nine Cents ($176,489.69) owed by the Company to the IRS (the “IRS Payoff”);
(h)the Escrow Amount;
(i)Six Hundred Fifty-Seven Thousand Five Hundred Ninety-Eight Dollars and Fifty-Eight Cents ($657,598.58) owed, in the aggregate, by the Company, any Subsidiary and Sellers to Kotz Sangster Wysocki P.C., Baker Tilly Virchow Krause, LLP, and any other Person who advised the Company, any Subsidiary or either Seller in connection with the transactions contemplated hereby (the “Advisor Payments”); and
(j)Four Million Ten Thousand Nine Hundred Eight Dollars and Twenty-Nine Cents ($4,010,908.29), subject to adjustment in accordance with Section 2.6 (as adjusted, the “Closing Consideration” and together with the Credit Facility Payoff, the Previous Owner Payoff, the Kennedy Payoff, the Blaker Payoff, the Escrow Amount, and the Advisor Payments, the “Purchase Price”).

2.3Closing. In accordance with the terms and subject to the conditions set forth herein, the consummation of the sale and purchase of the Company Group Shares contemplated by Section 2.1 hereof (the “Closing”) shall take place via electronic mail, overnight delivery, and telephone conference at 10:00 a.m. (Baltimore, Maryland time) on November 30, 2018 or on the Business Day following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place or at such other time or on such other date as the Parties may mutually agree upon in writing (including by electronic mail) (the “Closing Date”). The Closing shall be effective as of 11:59 p.m., Eastern Standard Time, on the Closing Date.

2.4Buyer’s Closing Deliveries. Prior to or at the Closing, Buyer shall deliver:
(a)by wire transfers of immediately available funds to the respective accounts set forth in the Payment Memorandum, as follows:
(i)to the respective lenders, the payoff amounts as evidenced by the Payoff Letters, the sum of which shall be an amount equal to the Credit Facility Payoff;

(ii)to Diane J. Brzezinski, the D. Brzezinski Payoff;
(iii)to Denise M. MacLean, the MacLean Payoff;
(iv)to Shirley A. Brzezinski, the S. Brzezinski Payoff;
(v)to David Kennedy, the Kennedy Payoff;
(vi)to Blaker, the Blaker Payoff;
(vii)to the IRS, the IRS Payoff;
(viii)to the Escrow Agent, the Escrow Amount;
(ix)to the respective advisors, the amount owed to each such advisor, the sum of which shall be an amount equal to the Advisor Payments; and
(x)to Sellers’ Representative (for further payment to Sellers), the Closing Consideration; and
(b)to the Escrow Agent, the Escrow Agreement, duly executed by Buyer.

2.5Sellers’ Representative Closing Deliveries. At the Closing (or earlier as may be required herein), Sellers’ Representative shall deliver or Sellers shall cause the Company to deliver, as applicable:
(a)at least five (5) Business Days prior to the Closing Date, to Buyer, Sellers’ Representative’s good faith calculation of the Net Working Capital as of the Closing Date and the Tax Liability (“Sellers’ Closing Estimate”);
(b)at least three (3) Business Days prior to the Closing Date, to Buyer, copies of the Payoff Letters, duly executed by the respective lenders (and, if applicable, recordable form mortgage and lien releases and other documents reasonably requested by Buyer prior to the Closing such that all Encumbrances on the assets of the Company and each Subsidiary shall be, assuming that the Credit Facility Payoff is paid, satisfied, terminated, and discharged on or prior to the Closing Date);
(c)to the Escrow Agent, the Escrow Agreement, duly executed by Sellers’ Representative;
(d)to Buyer:
(i)a copy of the articles and bylaws of the Company, incumbency of officers, and resolutions as to the authorization of this Agreement and all of the transactions contemplated hereby, certified by the Secretary of the Company;
(ii)the Required Consents;
(iii)an opinion of Kotz Sangster Wysocki P.C., counsel to Sellers, substantially in the form of the opinion paragraphs attached hereto as Exhibit B;
(iv)a Non-Competition Agreement, substantially in the form attached hereto as Exhibit C, duly executed by Blaker;
(v)stock certificates representing the Company Group Shares, duly endorsed by Sellers, as applicable, or accompanied by stock transfer powers and otherwise sufficient to transfer to Buyer all of the Company Group Shares free and clear of all Encumbrances;
(vi)all corporate books and records, including the minute books, stock ledgers and transfer records, the corporate seal, and other materials related to the corporate administration of the Company and each Subsidiary;
(vii)certificates of good standing or equivalent documents from the jurisdiction in which the Company and each Subsidiary are formed or incorporated, as applicable, or registered to do business, dated not more than three (3) Business Days prior to the Closing Date;
(viii)instruments of transfer or redemption and such other documents as may be reasonably required by Buyer evidencing the buyout of all minority shareholders or partners of each Subsidiary;

(ix)written evidence, satisfactory to Buyer in its sole discretion, that each minority shareholder or partner of each Subsidiary has irrevocably and unconditionally released the Company and the Subsidiaries from any and all Liabilities;
(x)all instruments and documents necessary to release any and all Encumbrances, including appropriate UCC financing statement amendments (termination statements) on any Company Group Shares or the assets of the Company or any Subsidiary;
(xi)affidavits of non-foreign status that comply with Section 1445 of the Code, duly executed by Sellers;
(xii)written resignations and releases of claims of each of the directors and officers identified by Buyer at least five (5) Business Days prior to the Closing Date, of the Company and of each Subsidiary, each in form and substance reasonably satisfactory to Buyer;
(xiii)written evidence, satisfactory to Buyer in its sole discretion, that Sellers and their Affiliates have irrevocably and unconditionally released the Company and the Subsidiaries from any and all Liabilities to Sellers and their Affiliates;
(xiv)written evidence, satisfactory to Buyer in its sole discretion, that Diane J. Brzezinski, Denise M. MacLean, and Shirley A. Brzezinski have irrevocably and unconditionally released the Company and the Subsidiaries from any and all Liabilities;
(xv)documentation evidencing, to the satisfaction of Buyer, that the Company and the Subsidiaries have adequate controls over financial reporting such that it will not adversely affect Buyer’s ability to comply with its obligations under the Securities Exchange Act of 1934, as amended, or other Applicable Laws;
(xvi)documentation, evidencing, to the satisfaction of Buyer, that each of the Dormant Subsidiaries has been validly dissolved or transferred by the Company to a third party outside of the Company and the Affiliated Entities; and
(xvii)such other documents as Buyer shall reasonably request.

2.6Working Capital and Other Adjustments

(a)If the Minimum Net Working Capital exceeds the calculation of the Net Working Capital set forth in Sellers’ Closing Estimate (the “Estimated Net Working Capital”), then Buyer shall be permitted to withhold from the payment of the Closing Consideration an amount equal to the amount by which the Minimum Net Working Capital exceeds the Estimated Net Working Capital (the “NWC Withheld Amount”).
(b)As promptly as practicable following the Closing Date (but in no event later than ninety (90) calendar days following the Closing Date), Buyer shall prepare and deliver (or cause to be prepared and delivered) to Sellers’ Representative, an unaudited written statement (the “Buyer Statement”) setting forth Buyer’s good faith calculation of the Net Working Capital as of the Closing Date and the Tax Liability.
(c)If Sellers’ Representative disputes the correctness of any calculations set forth in the Buyer Statement, then Sellers’ Representative shall notify Buyer in writing of her objection within twenty (20) Business Days after receipt of the Buyer Statement; it being understood that if Sellers’ Representative fails to notify Buyer of any such objection within such twenty (20) Business Day period, or alternatively, if Sellers’ Representative agrees in writing to the calculations set forth in the Buyer Statement, then the calculations of the Net Working Capital and the Tax Liability, as set forth in the Buyer Statement, shall become the Final Net Working Capital and the Final Tax Liability. If Sellers’ Representative delivers a notice objecting to any calculations set forth in the Buyer Statement within such twenty (20) Business Day period, Sellers’ Representative and Buyer shall endeavor in good faith to resolve any disputed matters within twenty (20) Business Days after receipt of such notice of objection. If Sellers’ Representative and Buyer are unable to resolve the disputed matters, Sellers’ Representative and Buyer shall appoint the Independent Accountant to resolve the matters in dispute in a manner consistent with this Section 2.6(c). The determination of the Independent Accountant in respect of the correctness of each matter remaining in dispute under this Section 2.6(c) shall be final and binding on Sellers’ Representative and Buyer. The Independent Accountant shall determine (it being understood that in making such determination, the Independent Accountant shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Sellers’ Representative, on the one hand, and Buyer, on the other hand, and not based on any independent review, only those items or amounts in dispute and shall deliver to Sellers’ Representative and Buyer, as promptly as practicable (but in no event later than twenty (20) Business Days from the date of engagement of the Independent Accountant), a written report as to the resolution of the disputed matters and the resulting computation of the Final Net Working Capital as of the Closing Date and Final Tax Liability. Such report shall be final and binding on Sellers’ Representative, Sellers and Buyer and shall not be subject to further review or appeal (absent manifest arithmetical error). In resolving any disputed item, the Independent Accountant (x) shall be bound by the provisions of this Section 2.6(c) and (y) may not assign a value to any item greater than the greatest value for such item claimed by any Party or less than the smallest value for such item claimed by any Party. The fees, costs, and expenses of the Independent Accountant shall be allocated to and borne equally by Buyer, on the one hand, and Sellers’ Representative, on the other hand. Notwithstanding the foregoing provisions of this Section 2.6(c), the parties acknowledge and agree that Sellers’ Representative may not dispute the calculation of Taxes resulting from the reduction, prior to the Closing, of: (i) the amount of the Contingent Note; and (ii) the amount of the Previous Owner Payoff. The Independent Accountant’s jurisdiction to resolve disputes pursuant to this Agreement shall be limited to accounting matters contemplated by this Article III and no Party shall be limited or precluded by virtue of this Article III from making any claim or bringing any proceeding or legal action relating to any other matters, including fraud or the breach of any representation, warranty, covenant, obligation or agreement hereunder. Notwithstanding the foregoing provisions of this Section 2.6(c), the Parties acknowledge and agree that Sellers’ Representative may not dispute that the calculation of Taxes shall be based upon the recognition of all income resulting from the reduction, prior to the Closing, of: (i) the amount of the Contingent Note; and (ii) the amount of the Previous Owner Payoff (the “Forgiveness of Indebtedness Calculation”). Buyer shall reasonably consider the position of the Sellers’ Representative with respect to the Forgiveness of Indebtedness Calculation, but unless the Buyer and the Sellers’ Representative mutually agree on an alternative calculation, Buyer’s Forgiveness of Indebtedness Calculation shall be included in the Final Tax Liability. The Independent Accountant’s jurisdiction to resolve disputes pursuant to this Agreement shall be limited to the amounts in dispute with respect to the calculation of the Final Net Working Capital and the Final Tax Liability contemplated by this Section 2.6, and no Party shall be limited or precluded by virtue of this Section 2.6 from making any claim or bringing any proceeding or legal action relating to any other matters, including fraud or the breach of any representation, warranty, covenant, obligation or agreement hereunder.
(d)If the Final Net Working Capital exceeds the Minimum Net Working Capital, Buyer shall pay to Sellers’ Representative (for further payment to Sellers) by wire transfer of immediately available funds an amount equal to the NWC Withheld Amount. If the Final Net Working Capital does not exceed the Minimum Net Working Capital but does exceed the Estimated Net Working Capital, Buyer shall pay to Sellers’ Representative (for further payment to Sellers) by wire transfer of immediately available funds an amount equal to the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital. If the Final Net Working Capital is less than each of the Minimum Net Working Capital and the Estimated Net Working Capital, Sellers’ Representative (on behalf of Sellers) shall pay to Buyer by wire transfer of immediately available funds to the bank account(s) to be designated in writing by Buyer an amount equal to the amount by which the Estimated Net Working Capital exceeds the Final Net Working Capital.
(e)Any payments owed pursuant to this Section 2.6 shall be made in immediately available funds not later than five (5) Business Days after the Final Net Working Capital is determined. For Tax purposes, any payment by Buyer or Sellers’ Representative (on behalf of Sellers) under this Agreement shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Applicable Laws.
(f)If the Final Tax Liability exceeds Two Million Dollars ($2,000,000), then the Purchase Price will be reduced on a dollar for dollar basis in the amount of such excess, and Sellers’ Representative (on behalf of Sellers) shall pay to Buyer by wire transfer of immediately available funds to the bank account(s) to be designated in writing by Buyer an amount equal to the amount by which the Final Tax Liability exceeds Two Million Dollars ($2,000,000). If the Final Tax Liability is less than Two Million Dollars ($2,000,000), then the Purchase Price will be increased on a dollar for dollar basis in the amount of such deficit and Buyer shall pay to Sellers’ Representative (for further payment to Sellers) by wire transfer of immediately available funds to the bank account(s) to be designated in writing by Sellers’ Representative an amount equal to the amount by which the Final Tax Liability is less than Two Million Dollars ($2,000,000). For Tax purposes, any payment by Buyer or Sellers’ Representative (on behalf of Sellers) under this Agreement shall be treated as an adjustment to the Purchase Price unless a contrary treatment is required by Applicable Laws.

2.7Interest on Late Payment.
(a)Where a sum is required to be paid under this Agreement but is not paid before or on the thirtieth (30th) calendar day following the due date for its payment, the Party due to pay the sum shall also pay interest on that sum for the period beginning on the date such payment was due and ending on the date the sum is paid (and the period shall continue after as well as before judgment).
(b)The rate of interest shall be the Prime Rate on the date the payment was due plus four percent (4%). Interest shall accrue on a daily basis.

2.8Withholding. Buyer shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to Sellers’ Representative (for further payment to Sellers) any amounts required to be deducted and withheld under the Code, or any provision of state, local, or non-U.S. Tax law, with respect to the making of such payment. To the extent that amounts are so withheld and timely paid over to the appropriate Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS
Except as set forth on the correspondingly numbered sections of the Disclosure Schedule, each Seller, jointly and severally, represents and warrants to Buyer that the statements contained in this Article III are true and correct both as of the date hereof and as of the Closing Date.
3.1Authorization of Agreement. Each Seller has all requisite power, authority, and legal capacity to enter into, execute, and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by either Seller in connection with the consummation of the transactions contemplated hereby and thereby (“Seller Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each Seller Document, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all required action on the part of each Seller. Each of this Agreement and each Seller Document has been duly and validly executed and delivered by each Seller, and assuming due authorization, execution, and delivery by Buyer, each of this Agreement and each Seller Document constitutes a legal, valid, and binding obligation of each Seller, enforceable against each in accordance with its terms.

3.2Conflicts; Consents of Third Parties.
a.Except as set forth in Section 3.2(a) of the Disclosure Schedule, none of the execution and delivery by either Seller of this Agreement or Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by either Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation or breach of the terms, conditions, or provisions of, (ii) constitute a default (with or without notice or lapse of time, or both) under, (iii) result in the creation of any Encumbrance upon the assets of the Company or any Subsidiary or the Company Group Shares, or (iv) give rise to a penalty, right of termination, cancellation, or acceleration under, any provision of: (A) any Contract, or Permit to which either Seller is a party or by which any of the properties or assets of either Seller are bound; (B) any Order applicable to either Seller or by which any of the properties or assets of either Seller are bound; or (C) any Applicable Laws.
b.Except as set forth in Section 3.2(b) of the Disclosure Schedule, no consent, waiver, approval, Order, Permit, exemption, or other action by or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of either Seller in connection with the execution and delivery of this Agreement, Seller Documents, the compliance by Sellers’ Representative or either Seller with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.
c.
3.3Ownership and Transfer of Company Group Shares. Exhibit E sets forth the record and beneficial owners of the Company Group Shares, in each case free and clear of any and all Encumbrances. Except as set forth on Section 3.3 of the Disclosure Schedule, neither Seller owns any other equity interest in the Company or any of the Subsidiaries, and neither is a party to any option, warrant, right, contract, call, put, or other agreement or commitment providing for the acquisition or disposition of any equity interests of the Company, any Affiliated Entity or any Subsidiary (other than this Agreement). Each Seller, as applicable, hereby transfers to Buyer (in accordance with Section 2.1 hereof) good and marketable title to the Company Group Shares, free and clear of any and all Encumbrances, and immediately after the Closing, the Company Shares, which represent all issued and outstanding capital stock of the Company, and the Affiliated Entities Shares, which represent the ownership percentages indicated on Exhibit E of the Affiliated Entities, shall be held beneficially and of record by Buyer, free and clear of any and all Encumbrances. Each Seller, as applicable, has the power and authority to sell, transfer, assign, and deliver the Company Group Shares which it owns as provided in this Agreement, and such delivery will convey to Buyer good and marketable title to such Company Group Shares, free and clear of any and all Encumbrances. Neither Seller is a party to any Contract, agreement, or understanding providing for the sale (contingent or otherwise) of any Company Group Shares or any interest therein or any calls, commitments, or claims of any other character relating to the sale of any Company Group Shares or the shares of any Subsidiary or relating to the voting, registration, or other similar rights in respect of the Company Group Shares.

3.4Litigation. There is no Legal Proceeding pending or threatened against either Seller, or to which either Seller is otherwise a party, relating to this Agreement, any Seller Document, or the transactions contemplated hereby or thereby.

3.5Financial Advisors. Except as set forth in Section 3.5 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, or financial advisor for either Seller in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Article IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
AND THE AFFILIATED ENTITIES
Except as set forth on the correspondingly numbered sections of the Disclosure Schedule, each Seller and the Company, jointly and severally, represents and warrants to Buyer that the statements contained in this Article IV are true and correct both as of the date hereof and as of the Closing Date. For purposes of this Article IV and any defined term as used in this Article IV, all references to “Company” shall include each Subsidiary.
4.1Organization and Corporate Power.
a.The “Organization Schedule” set forth on Exhibit D contains a complete and accurate list, for the Company and each Subsidiary, of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business, any jurisdictions outside of the United States of America and its possessions and territories in which the Company or any of the Subsidiaries does business or has Employees, its equity interests in any other entity, and its U.S. federal tax classification status. Except as set forth on the Capitalization Schedule (as described below), none of the Company or any of the Subsidiaries has any subsidiaries or owns or holds any equity interest in, or owns or holds the right to acquire any equity interests in, or is a party to any partnership or joint venture with, any other Person.
b.The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own, lease, and operate its assets, to carry on its business as now conducted, and to perform all its obligations under the Contracts to which it is a party. Each of the Subsidiaries of the Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to own, lease, and operate its assets, to carry on its business as now conducted, and to perform all its obligations under the Contracts to which it is a party. Each of the Company and each of the Subsidiaries is duly qualified to do business (inside or outside of the United States) as a foreign organization and is in good standing under the laws of each state or other jurisdiction (inside or outside of the United States) in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the lack of such qualification or standing could not reasonably be expected to have a material impact on either the Company or any of the Subsidiaries.
c.Except as set forth in Section 4.1(c) of the Disclosure Schedule, either a Seller or Sellers’ Representative has delivered to Buyer correct and complete copies of the organizational and governing documents of each of the Company and each of the Subsidiaries, which documents reflect all amendments made thereto at any time before the date hereof. Correct and complete copies of the minute books containing the records of meetings of the shareholders and directors (or equivalent parties) of each of the Company and each of the Subsidiaries have been furnished to Buyer. Neither the Company nor any of the Subsidiaries is in default under or in violation of any provision of such organizational and governing documents.

4.2Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by the Company in connection with the transactions contemplated by this Agreement (“Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and each Company Document, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all required action on the part of the Company. This Agreement has been, and each Company Document will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent enforcement may be effected by Applicable Laws relating to bankruptcy, insolvency, creditors’ rights, and by the availability of injunctive relief, specific performance and other equitable remedies.

4.3Conflicts; Consents of Third Parties.
a.Except as set forth in Section 4.3(a) of the Disclosure Schedule, none of the execution and delivery by the Company of this Agreement or Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will (i) conflict with, or result in any violation or breach of the terms, conditions, or provisions of, (ii) constitute a default (with or without notice or lapse of time, or both) under, (iii) result in the creation of any Encumbrance upon any assets of the Company or any of the Subsidiaries or the Company Group Shares or the ownership interests of any of the Company’s Subsidiaries pursuant to, or (iv) give rise to a penalty, right of termination, cancellation, or acceleration under, any provision of: (A) any organizational or governing document of the Company or any of the Subsidiaries; (B) any Contract or Permit to which the Company or any of the Subsidiaries is a party or by which any of the assets of the Company or any of the Subsidiaries are bound; (C) any Order applicable to the Company or any of the Subsidiaries or by which any of the assets of the Company or any of the Subsidiaries are bound; or (D) any Applicable Laws.
b.No consent, waiver, approval, Order, Permit, exemption, or other action by or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any of the Subsidiaries in connection with (i) the execution and delivery of this Agreement or any Company Document, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of the Company or any of the Subsidiaries, except as set forth in Section 4.3(b) of the Disclosure Schedule.

4.4Capitalization; Subsidiaries.
a.The authorized capital stock of the Company consists of fifty thousand (50,000) shares of Class A Common Stock and forty-nine thousand five hundred (49,500) shares of Class B Common Stock. As of the Closing, only the Company Shares, consisting of twenty-one (21) shares of Class A Common Stock and one thousand six hundred seventy-seven and twenty-four hundredths (1,677.24) shares of Class B Common Stock are issued and outstanding.
b.The Capitalization Schedule set forth on Exhibit E sets forth, with respect to the Company and each of the Subsidiaries, a complete and accurate list of the: (i) authorized ownership interests; (ii) the issued and outstanding ownership interests; (iii) the record and beneficial holders of such issued and outstanding ownership interests (including any options, warrants, or other rights to purchase any ownership interests) and any securities convertible or exchangeable into any ownership interests, and their respective addresses; and (iv) the number of such issued and outstanding ownership interests held by such holder. The Capitalization Schedule is a correct and complete description of all ownership interests, options, or rights to acquire ownership interests and instruments convertible into ownership interests of the Company and each of the Subsidiaries. There is no existing option, warrant, call, right, or Contract to which either Seller or the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale, or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. There are no obligations, contingent or otherwise, of the Company or either Seller to (A) repurchase, redeem, or otherwise acquire or retire any shares of the Company or the ownership interests of any of the Subsidiaries, or (B) provide material funds to, or make any material investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth in Section 4.4(b) of the Disclosure Schedule, there are no bonds, debentures, notes, or other indebtedness of the Company or any of the Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which shareholders (or other equity holders) of the Company may vote. There are no voting trusts, irrevocable proxies, or other Contracts or understandings to which the Company or any of the Subsidiaries is a party or is bound with respect to the voting or consent of any shares of the Company or any of the Subsidiaries.
c.All of the Company Group Shares and all ownership interests of each Subsidiary have been duly authorized and are validly issued, fully paid (including payment of capital in accordance with Applicable Laws), and nonassessable, and (i) were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right, or any similar right, or any agreement or Contract to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound, (ii) are not subject to any right of rescission, (iii) are not subject to preemptive rights or similar rights by statute or pursuant to organizational or governing documents of the Company or any of the Subsidiaries, or any agreement or Contract to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries is bound, and (iv) have been offered, issued, sold, delivered, and/or redeemed or repurchased, as applicable, by the Company or its Subsidiary, as applicable, in compliance with all Applicable Laws, including all registration or qualification requirements (or applicable exemptions therefrom) of federal, state, and foreign securities Laws.

Neither the Company nor any Subsidiary is under any obligation to register the offer or sale under the Securities Act any of its presently outstanding securities. All dividends, payments, or distributions of cash or other property declared, set aside, or made to any of the current or former holders of any of the ownership interests of the Company or any of the Subsidiaries have been paid to such current or former holders in accordance with such holders’ ownership interests or any agreement among such holders as to the payment of dividends, payments, or distributions. There is no liability for dividends accrued but unpaid with respect to the Company’s or any of the Subsidiaries outstanding securities. Except as set forth in Section 4.4(c) of the Disclosure Schedule, there are no outstanding or authorized stock appreciations, phantom stock, profit participation, any purchase or call option, right of first refusal, subscription right, preemptive right, or any other similar rights with respect to the Company or any of the Subsidiaries.
d.The Company does not own any equity or debt interest in any Person other than the Subsidiaries set forth on the Capitalization Schedule. None of the Company’s Subsidiaries owns any equity or debt interest in any other Person (other than those listed on the Capitalization Schedule).
e.Neither the Company nor any of the Subsidiaries, or any of their Representatives, is a party to or is bound by any agreement (other than this Agreement) with respect to any Acquisition Proposal.
f.Except as set forth in Section 4.4(f) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any Indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on matters on which the holders of ownership interests of the Company or any of the Subsidiaries may vote.

4.5Environmental.
a.Each of the Company and the Subsidiaries has complied and is in compliance with all Environmental Laws in all material respects.
b.None of the Company or the Subsidiaries has caused or permitted any Liability to arise under any Environmental Law. There are no pending or, to Seller’s Knowledge, threatened Environmental Claims.
c.None of the Company or the Subsidiaries has caused or permitted any Release of Hazardous Materials at, on, under, or from the Leased Real Property, nor was there such a Release at any real property formerly owned, operated or leased by the Company or the Subsidiaries during the period of such ownership, operation, or tenancy, in each case such that the Company is or will be liable for Remediation with respect to such Hazardous Materials.
d.The Company has made available to Buyer copies of all environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the compliance of the Company or the Subsidiaries with Environmental Laws or the environmental condition of any real property that the Company currently or formerly has owned, operated, or leased. Any information the Company has made available to Buyer concerning the environmental condition of any real property, prior uses of the Leased Real Property, and the operations of the Company or the Subsidiaries related to compliance with Environmental Laws, is accurate and complete in all material respects.
e.None of the Company or the Subsidiaries has arranged, by contract, agreement or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.

4.6Corporate Records.
a.Except as set forth in Section 4.6(a) of the Disclosure Schedule, the Company has delivered to Buyer true, correct and complete copies of the Company Charter Documents, in each case as in effect on the date hereof.
b.Except as set forth in Section 4.6(b) of the Disclosure Schedule, the minute books of the Company and the Subsidiaries made available to Buyer contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the shareholders and board of directors (including committees thereof) of the Company and the Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and the Subsidiaries made available to Buyer are true, correct and complete. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company and the Subsidiaries have been paid and appropriate transfer tax stamps affixed, if required.

4.7Financial Statements.
a.Attached to Section 4.7(a) of the Disclosure Schedule are copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2015 and December 31, 2016 and the related audited consolidated statements of income and of cash flows of the Company for the years then ended (the “Audited Statements”), (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2017 and the related consolidated statements of income and of cash flows of the Company for the year then ended (the “2017 Statements”), and (iii) the unaudited consolidated balance sheet of the Company as of October 31, 2018 and the related consolidated statements of income and cash flows of the Company for the period starting January 1, 2018 and ending October 31, 2018 (the “2018 Statements”) (such Audited Statements, 2017 Statements, and 2018 Statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented, subject, in the case of the 2018 Statements, to normal and recurring year-end adjustments and the absence of notes, and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of the Company and each of the Subsidiaries as of the dates and for the periods indicated therein. There are no nonrecurring or extraordinary items reflected in the Financial Statements. The audited balance sheet of the Company as of December 31, 2016 is referred to herein as the “Balance Sheet” and December 31, 2016 is referred to herein as the “Balance Sheet Date”.
b.All books, records and accounts of the Company and each of the Subsidiaries are accurate and complete and are maintained in all material respects in accordance with good business practice and all Applicable Laws. The Company and each of the Subsidiaries maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

4.8No Undisclosed Liabilities. Except as set forth in Section 4.8 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any obligation or liability (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known to the Company or any of the Subsidiaries, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing Date, or any action or inaction at or prior to the Closing Date, or any state of facts existing at or prior to the date hereof, other than: (i) obligations under Contracts set forth on the Contracts Schedule, the Intellectual Property Schedule, the Employees Schedule and the Employee Benefits Schedule, (ii) liabilities set forth on the Balance Sheet, (iii) liabilities and obligations which have arisen after the Balance Sheet Date in the Ordinary Course of Business (none of which is an environmental, health, or safety liability or a liability resulting from noncompliance with any Applicable Laws, the breach of any Contract, the breach of any warranty, the commission of any tort or act of infringement, or any other claim or lawsuit), and (iv) obligations of the Company under this Agreement.

4.9Absence of Certain Developments.
a.Except as set forth in Section 4.9(a) of the Disclosure Schedule, since December 31, 2016, (a) each of the Company and the Subsidiaries has (i) conducted its business only in the Ordinary Course of Business and (b) there has not been any event, change, occurrence, circumstance, or transaction inconsistent with the Ordinary Course of Business or that, individually or in the aggregate with any such events, changes, occurrences, circumstances, or transactions has had or could reasonably be expected to have a material effect on the Company’s or such Subsidiary’s financial condition or business prospects.
b.Except as set forth in Section 4.9(b) of the Disclosure Schedule, since December 31, 2016, neither the Company nor any of the Subsidiaries has:
i.issued any notes, bonds or other debt securities or other equity securities or any securities convertible, exchangeable, or exercisable into any ownership interests or other equity securities;
ii.borrowed any amount or incurred or become subject to any Liabilities, except Current Liabilities incurred in the Ordinary Course of Business and Liabilities under Contracts entered into in the Ordinary Course of Business;
iii.discharged or satisfied any Encumbrance or paid any obligation or Liability, other than Current Liabilities paid in the Ordinary Course of Business;
iv.declared, set aside, or made any dividend, payment, or distribution of cash or other property to any of the holders of its ownership interests with respect to such ownership interests or purchased, redeemed or otherwise acquired, directly or indirectly, any ownership interests or any outstanding rights or securities exercisable or exchangeable for or convertible into its ownership interests (including, without limitation, any warrants, options, or other rights to acquire its ownership interests);
v.mortgaged or pledged any of its assets or subjected them to any Encumbrances;
vi.sold, assigned, leased, licensed, or transferred any of its tangible assets, except in the Ordinary Course of Business, or canceled any debts or claims;
vii.sold, assigned, leased, licensed, transferred, or otherwise encumbered, other than in the Ordinary Course of Business, any of its Intellectual Property or other intangible assets, or disclosed any material proprietary Confidential Information to any Person, or abandoned or permitted to lapse any of its Intellectual Property or other intangible assets, in either case material to its business;
viii.suffered any extraordinary losses or waived any rights of material value, whether or not in the Ordinary Course of Business or consistent with past practice;
ix.delayed or postponed the payment of any accounts or commissions payable or any other liability or obligations or agreed or negotiated with any party to extend the payment date of any accounts or commissions payable or accelerated the collection of any notes, accounts or commissions receivable;

x.made commitments for capital expenditures which have not been funded prior to the date hereof that aggregate in excess of $10,000;
xi.made any charitable contributions or pledges;
xii.suffered any damage, destruction, or casualty loss exceeding in the aggregate $10,000 (whether or not covered by insurance);
xiii.except for salary or commission advances to Employees, made any loans or advances to, investment in, or guarantees for the benefit of, any Person or taken steps to incorporate any Subsidiary;
xiv.made any change in any method of accounting or accounting policies, other than those required by GAAP which have been disclosed in writing to Buyer;
xv.entered into any employment or consulting contract (written or oral) or changed the employment terms for any Employee or agent or made or granted any bonus or any wage, salary, or compensation increase to any director, officer, Employee, sales representative, or group of Employees or made or granted any increase in any Company Plan or arrangement, or amended or terminated any existing Company Plan, incentive arrangement, or other benefit covering any of the Employees or adopted any new Company Plan, incentive arrangement or other benefit covering any of the Employees;
xvi.entered into any collective bargaining agreement or relationship with any labor organization or entered into any other material labor contracts;
xvii.entered into any contract, agreement or arrangement out of the Ordinary Course of Business or prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business;
xviii.amended any of its organizational or governing documents;
xix.entered into any other transaction, other than in the Ordinary Course of Business, or materially changed any business practice;
xx.entered into any compromise or settlement of any litigation, proceeding, or governmental investigation affecting the Company or any of the Subsidiaries;
xxi.implemented any plant closing or layoff of Employees that could implicate the WARN Act; or
xxii.agreed or otherwise committed, whether orally or in writing, to do any of the foregoing.
c.None of the Company, any of the Subsidiaries, or any of their Representatives on their behalf has at any time made any payments for political contributions or made any bribes, kickback payments, or other illegal payments.

4.10Taxes.
a.Except as set forth in Section 4.10(a) of the Disclosure Schedule, each of the Company and each of the Subsidiaries has timely filed all federal, state, local, and foreign Tax Returns required to be filed by it. All such Tax Returns are true and complete in all material respects and were prepared in material compliance with Applicable Laws. The Company and the Subsidiaries have timely paid all Taxes required to be paid (whether or not such Taxes were reflected on any Tax Return). All Taxes which the Company and the Subsidiaries are or were required to withhold or to collect for payment have been duly withheld and collected and timely paid over to the appropriate Taxing Authorities. The Company is not, and none of the Subsidiaries is, currently the beneficiary of any extension of time within which to file any Tax Return. The accruals for due, but unpaid, or otherwise deferred Taxes reflected in the Financial Statements are adequate to cover such tax liability of the Company and the Subsidiaries determined in accordance with GAAP or IFRS, as applicable, through the Closing Date.

b.Except as set forth in Section 4.10(b) of the Disclosure Schedule, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened and there is no unassessed deficiency proposed in writing in respect of any Taxes for which the Company or any of the Subsidiaries is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or assessed in writing. There is no agreement, waiver, or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company or any of the Subsidiaries, and no power of attorney granted by the Company or any of the Subsidiaries with respect to any tax matters is currently in force. No claim has ever been made by a Taxing Authority in any jurisdiction in which the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction.
c.The Company and each of the Subsidiaries have furnished or otherwise made available to Buyer true and complete copies of all income Tax Returns and all other material Tax Returns and all material written communications with government authorities relating to any Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination, or other proceeding, or (ii) with respect to which the statute of limitations has not expired.
d.Neither the Company nor any of the Subsidiaries is, and has been, a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes.
e.Neither of the Sellers is a foreign person within the meaning of Section 1445 of the Code.
f.Neither the Company nor any of the Subsidiaries has engaged in any transaction that is a “reportable transaction” as defined in Code Section 6707A and Treasury Regulation Section 1.6011-4(b)(1) or any transaction that constitutes a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2). Each of the Company and the Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Code Section 6662.
g.Neither the Company nor any of the Subsidiaries has constituted a “distributing corporation” nor a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.
h.Except as set forth in Section 4.10(h) of the Disclosure Schedule, there are no Encumbrances on any assets of the Company or any of the Subsidiaries that arose in connection with any failure (or alleged failure) by the Company, the Subsidiaries or any Affiliate thereof, to pay any Tax.
i.Except as set forth in Section 4.10(i) of the Disclosure Schedule, all individuals paid an amount by the Company or any of the Subsidiaries for services provided to the Company or any of the Subsidiaries have been properly classified as employees or otherwise with proper amounts of withholding made for federal tax purposes.

4.11Valuation. None of the Sellers or the Company has knowingly taken or omitted to take any action the sole or main purpose of which was or is to artificially increase the amount of the Net Working Capital.

4.12Assets. The Company and each of the Subsidiaries has good and marketable title to, or a valid leasehold interest in, or valid rights under Contract to use, the properties and assets, tangible or intangible, used by the Company or any of the Subsidiaries, as applicable, whether or not located on the premises of the Company or the Subsidiaries or, if applicable, shown on the Balance Sheet or acquired thereafter, free and clear of all Encumbrances, except for inventory disposed of in the Ordinary Course of Business since the Balance Sheet Date. All of the equipment and other tangible assets (whether owned or leased) of the Company or any of the Subsidiaries are in good condition, ordinary wear and tear excepted, and are in all material respects fit for use in the Ordinary Course of Business. As of the Closing the Company or the Subsidiaries own, or have a valid leasehold interest in, or a valid rights under Contract to use, all the assets and rights necessary for the conduct of the business of the Company or the Subsidiaries as presently conducted.

4.13Information Technology; Data Protection.
a.Sellers or the Company has disclosed to Buyer the full details of (i) each IT Arrangement (including a copy of each document containing or evidencing an IT Arrangement), (ii) all IT Services currently provided to the Company or any of the Subsidiaries in relation to each of its businesses and the identity of each person providing such services. To Seller’s Knowledge, there are no circumstances existing which may result in the loss of any license, benefit, right, or privilege under or in connection with an IT Arrangement or cause any third party’s rights under or in connection with an IT Arrangement to be extended. No IT Arrangement has been terminated or entered into within the six (6) months prior to the date hereof.
b.The Company and each of the Subsidiaries have obtained all necessary rights from third parties to enable it to make unrestricted use of the IT Systems in the normal operation of its business. The IT Systems are of sufficient quality, capacity, and processing power to carry out (in conjunction with the IT Services currently provided to the Company and each of the Subsidiaries in respect of the business of each) in a proper and efficient manner the current information and communication technology requirements in relation to the business of the Company and each of the Subsidiaries.
c.No material part of the IT Systems is currently, or has in the three (3) years ending on the Closing Date, been inoperative or prone to malfunction or error. All elements of the IT Systems are functioning in all material respects in accordance with all applicable specifications, have been satisfactorily maintained and utilize reasonably appropriate and up-to-date virus screening software to minimize the possibility of the introduction of and any effect of any virus or other malware.
d.All components of the IT Systems are (i) properly documented (and these documents form part of the Company’s and the Subsidiaries’ assets and will be in the Company’s or such Subsidiaries’ possession immediately before the Closing Date); and (ii) covered by appropriate maintenance and disaster recovery agreements, which would enable the Company’s and each of the Subsidiaries’ business to continue if there were significant damage to or destruction of some or all of the IT Systems.
e.Precautions have been taken, and appropriate procedures have been implemented in accordance with good industry practice, to preserve the functionality, security, confidentiality, and integrity of the IT Systems and all data stored in them, and during the three (3) years ending on the Closing Date, there has not been:
i.to Seller’s Knowledge, any material unauthorized modification of any software or data in the IT Systems or any fraud committed by use or abuse of the IT Systems;
ii.any breakdown, malfunction, error, defect, or failure in the IT Systems or destruction or loss of any data;
iii.to Seller’s Knowledge, any virus affecting the IT Systems; or

iv.to Seller’s Knowledge, any unauthorized access to or breach of security of the IT Systems.
f.All third party software currently used by the Company or any of the Subsidiaries in relation to their businesses and all third party software intended to be used (as at the date hereof) by the Company or any of the Subsidiaries in relation to their businesses in the twelve (12) months starting on the Closing Date is licensed to the Company or the Subsidiaries under a written license. Such licenses: (i) contain no onerous or unusual terms; (ii) authorize the Company and the Subsidiaries to use the software in relation to their businesses; and (iii) authorize use of the software in the manner and on the scale on which it is currently used and intended to be used (as of the date hereof) in the twelve (12) months starting on the Closing Date; (iv) will not expire within six (6) months starting on the Closing Date; and (v) are valid and binding and no license has been subject to breach or alleged breach by the Company or any of the Subsidiaries or any other person. Neither the Company nor any of the Subsidiaries (x) has waived any breach by the other party, (y) has received any notice of termination, and (z) is not aware of any circumstances that would give rise to a breach, suspension, variation, revocation, or termination of such license without the consent of the Company or any of the Subsidiaries (other than termination on notice in accordance with the terms of the license).
g.The Company and the Subsidiaries are entitled to adapt, modify, or improve the Company Software for any purpose or use. All source codes and other information required to enable the Company Software to be adapted, modified or improved are (i) complete, accurate, and up to date and (ii) fully documented (and these documents form part of the Company’s or the Subsidiaries’ assets and will be in the Company’s or the Subsidiaries’ possession immediately prior to the Closing Date).
h.In relation to each electronic or digital signature used in the business of the Company or any of the Subsidiaries: (i) there has been no breach of security in relation to the signature or any related software or private key; and (ii) no certificate has been shown to be invalid or has been subject to challenge or has been used contrary to the terms applicable to it.
i.To Seller’s Knowledge, there have been no transactions relating to the business of the Company or any of the Subsidiaries which have been carried out through electronic data interchange systems or web sites.
j.Each of the Company and the Subsidiaries has fully complied with each relevant requirement of any Data Protection Law. Neither the Company nor any of the Subsidiaries has received a notice or allegation from any Governmental Body or from any other Person:
i.alleging non-compliance with a Data Protection Law;
ii.requiring it to change, cease using, block or delete any personal data; or
iii.prohibiting the transfer of personal data to any place.
k.Neither the Company nor any of the Subsidiaries has received a notice or allegation from a data subject or another Person claiming a right to compensation under a Data Protection Law, and, to Seller’s Knowledge, no grounds exist for any data subject to claim such compensation under a Data Protection Law.
l.The Company and each of the Subsidiaries have obtained each necessary consent from data subjects and has complied with each necessary condition to permit it to process all relevant personal data in connection with the continuation of the Company’s or such Subsidiary’s business, as applicable, in the manner in which it was operated before the Closing Date. To the extent that the Company or any of the Subsidiaries has not obtained data subject consent for the processing of personal data, Sellers or the Company have disclosed to Buyer the legal basis for such processing.

m.The IT Systems of the Company and each of the Subsidiaries are suitable to enable compliance with subject access rights under the applicable Data Protection Law in a reasonably efficient and cost effective manner.
n.The computer hardware, firmware, and software (including applications, systems, macros, and data structures), of the Company and each of the Subsidiaries are owned, leased, or validly licensed by the Company or the Subsidiaries, have been adequately maintained and serviced and are sufficient, in all material respects, for the conduct of the Company’s or the Subsidiaries’ business as presently conducted.

4.14Real Property.
a.Neither the Company nor any of the Subsidiaries owns any real property. Section 4.14(a) of the Disclosure Schedule lists and describes, in reasonable detail, all of the real property leased by the Company or any of the Subsidiaries (the “Leased Real Property”) and the leases, subleases, or other similar agreements (whether written or oral, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) pursuant to which the Company or any of the Subsidiaries is a party or has an interest in the Leased Real Property (collectively, the “Leases”). The Company has delivered to Buyer copies of all of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Company or one of the Subsidiaries holds a valid and existing leasehold or subleasehold interest under each of the Leases. With respect to each Lease: (i) there are no disputes, oral agreements, or forbearance programs in effect as to such Lease and neither the Company nor the Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Lease; (ii) the Lease is legal, valid, binding, enforceable, and in full force and effect and will not cease to be so due to the Closing, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar Laws and to general principles of equity (whether considered in proceedings at law or in equity); (iii) neither the Company or any of the Subsidiaries nor, to Seller’s Knowledge, any other party to any Lease is in breach or default, and, to Seller’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or permit termination, modification, or acceleration under the Lease; (iv) the other party to the Lease is not an Affiliate of, and otherwise does not have an economic interest in, either Seller, the Company or any of the Subsidiaries; (v) such Lease has not been amended or modified in any respect; (vi) all buildings, improvements, and other property leased, licensed, or subleased thereunder are supplied with utilities and other services necessary for the operation thereof (including gas, electricity, water, telephone, sanitary and storm sewer, and access to public roads); and (vii) neither the Company nor the Subsidiaries has subleased, licensed, or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof.
b.The Leased Real Property represents all of the real property necessary to operate the business of the Company and the Subsidiaries as presently conducted, in each case in the Ordinary Course of Business. The Leased Real Property, and the Company’s or the Subsidiaries’ operation thereof, materially complies with all Applicable Laws and any restrictive covenants applicable to the Leased Real Property. Neither the Company nor any of the Subsidiaries has received any written notice from any Governmental Body of any uncured violations of any Law, regulation, or ordinance affecting any portion of the Leased Real Property.
c.No material labor has been performed for the Company or the Subsidiaries or material furnished to the Company or the Subsidiaries for the Leased Real Property for which the Company or the Subsidiaries has not heretofore fully paid.
d.The improvements included in the Leased Real Property are (i) in good working order and condition (wear and tear excepted) (ii) in all material respects adequate to operate such facilities as currently used, and (iii) in compliance in all material respects with all Applicable Laws.
e.To Seller’s Knowledge, there exists no violation of any covenant, condition, restriction, easement, agreement, or Order of any Governmental Body having jurisdiction over any Leased Real Property that affects such real property or the use or occupancy thereof. No damage or destruction has occurred with respect to any of the Leased Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a significant adverse effect on the operation of the business of the Company or any of the Subsidiaries. To Seller’s Knowledge, no current use by the Company or the Subsidiaries of any Leased Real Property is dependent on a nonconforming use or other approval from a Governmental Body, the absence of which would limit the use of any of the properties or assets in the operation of the Company’s or the Subsidiaries’ businesses.

4.15Names and Locations. Except as set forth on Section 4.15 of the Disclosure Schedule, during the five (5) year period prior to the execution and delivery of this Agreement, neither the Company nor any of the Subsidiaries has used any other name or names under which it has invoiced account debtors, maintained records concerning its assets, entered into contracts with any Person, represented itself to the public, or to any person or entity or otherwise conducted business. All of the tangible assets and properties of the Company or the Subsidiaries are located at the locations set forth on the “Names and Locations Schedule”.

4.16Intellectual Property.
a.Section 4.16(a) of the Disclosure Schedule lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Body or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”); or (ii) necessary for the Company’s or any of the Subsidiaries’ current business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Bodies and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.
b.The Company Intellectual Property constitutes all of the material Intellectual Property that is used in the Company’s or any of the Subsidiaries’ current business or operations, free and clear of Encumbrances. To Seller’s Knowledge, the Company and each of the Subsidiaries are in full compliance in all material respects with all legal requirements applicable to the Company Intellectual Property and its ownership and use thereof.
c.Except as set forth in Section 4.16(c) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any licenses, sublicenses or other agreements pursuant to which the Company or any of the Subsidiaries is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is necessary for the Company’s or any of the Subsidiaries’ current business or operations (other than any shrink-wrap, click-wrap, click‑through, off-the-shelf, bundled with computers or downloaded software program or application that is generally available to the public).
d.None of the Company Intellectual Property or Licensed Intellectual Property, as either is owned, licensed or used by the Company or any of the Subsidiaries, or the Company’s or any of the Subsidiaries’ conduct of its business as currently conducted, infringe, violate or misappropriate the Intellectual Property of any Person. Neither of the Sellers, the Company, nor or any of the Subsidiaries has received any communication, and no Legal Proceeding has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property is subject to any outstanding Order.

e.Section 4.16(e) of the Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which the Company or any of the Subsidiaries grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. Sellers’ Representative, Sellers, the Company, and the Subsidiaries have made available to Buyer true and complete copies of all such agreements. To Seller’s Knowledge, all such agreements are valid, binding and enforceable between the Company or any of the Subsidiaries, on the one hand, and the other parties thereto, on the other hand. To Seller’s Knowledge, the Company or any of the Subsidiaries, as applicable, and such other parties are in compliance in all material respects with the terms and conditions of such agreements. To Seller’s Knowledge, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

4.17Material Contracts.
a.Section 4.17(a) of the Disclosure Schedule sets forth, by reference to the applicable subsection of this Section 4.17(a), all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which any of them or their respective assets or properties are bound (collectively, together with the Leases, the “Material Contracts”):
i.each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) pursuant to which the Company or any of the Subsidiaries currently leases personal property to or from any Person providing for lease payments in excess of $10,000 per annum;
ii.each Contract (or group of related Contracts with respect to a single transaction or series of related transactions) that (A) cannot be terminated on less than ninety (90) days’ notice without a material monetary penalty, and (B) involves future payments, performance or services or delivery of goods or materials to or by the Company or any of the Subsidiaries of any amount or value reasonably expected to exceed $25,000 in any future twelve (12)-month period;
iii.each Contract involving a joint venture, partnership or limited liability company involving the sharing of profits of the Company or any of the Subsidiaries;
iv.each franchise agreement to which the Company or any of the Subsidiaries is a party;
v.each Contract that contains a provision that limits the freedom of the Company or any of the Subsidiaries to compete in any line of business, to compete within any geographic area or with any Person or otherwise materially restricts the ability of the Company or any of the Subsidiaries to solicit or hire any Person or solicit business from any Person;
vi.each Contract containing nondisclosure or confidentiality covenants, other than those entered into solely for the purpose of providing the Company or any of the Subsidiaries with confidentiality and nondisclosure rights;
vii.each Contract relating to the acquisition (by merger, purchase of stock or assets, or otherwise) by the Company or any of the Subsidiaries of any operating business or material assets or the capital stock of any other Person;
viii.each Contract providing for severance, retention, change in control or other similar payments;
ix.each Contract for the employment of any individual on a full-time, part-time, or consulting or other basis;
x.each administrative services agreement, management services agreement or similar Contract;
xi.any Contract involving barter obligations or trade deals;

xii.each Contract providing for indemnification and similar arrangements for members of the board of directors, or any director, officers or Employees, other than provided in the Company Documents;
xiii.any agreement relating to voting of shares, pre-emptive rights, restrictive share transfers or similar matters involving the Company Group Shares;
xiv.each settlement, conciliation or similar Contract pursuant to which, after the execution date of this Agreement, the Company or any of the Subsidiaries will be required to pay consideration or to satisfy monitoring or reporting obligations to any Governmental Body;
xv.each Contract granting any exclusive rights to any Person (including any right of first refusal or right of first negotiation);
xvi.each Contract that contains exclusivity or “most favored nation” provisions;
xvii.each Contract providing for discounted pricing or the provision of free products or services to any Person;
xviii.each Contract requiring the Company or any of the Subsidiaries to indemnify any Person;
xix.each Contract relating to any Indebtedness or guarantees thereof;
xx.each marketing, advertising, promotion or similar Contract;
xxi.each settlement, conciliation or similar Contract;
xxii.each vendor Contract pursuant to which an order for the delivery of goods has been placed by the Company or any of the Subsidiaries but not delivered as of the date hereof, but excluding orders that, when aggregated with other orders to the same vendor that have not been delivered as of Closing do not amount to Ten Thousand Dollars ($10,000);
xxiii.broker, agent, sales representative, sales or distribution Contract or Contract relating to the export and/or import of any goods or equipment;
xxiv.power of attorney or other similar Contract or grant of agency; and
xxv.any other Contract material to the business of the Company or any of the Subsidiaries as now conducted.
b.True and complete copies of each written Material Contract have been made available to Buyer. Neither the Company nor any of the Subsidiaries is a party to any oral Contract. Notwithstanding anything to the contrary set forth in Section 4.17(a) or this Section 4.17(b), the Contracts referred to in Sections 4.17(a)(ii), 4.17(a)(ix), and 4.17(a)(xxii) are not set forth in Section 4.17(a) of the Disclosure Schedule, and copies of such Contracts have not been made available to Buyer; provided, however, that the Contracts that generate, in the aggregate, at least eighty percent (80%) of the booked revenue of the Company and the Subsidiaries for the twelve (12) calendar months ended December 31, 2017 and expected to be booked by the Company and the Subsidiaries during the 2018 calendar year are set forth in Section 4.17(a)(ii) of the Disclosure Schedule and copies of all such Contracts have been made available to Buyer.
c.Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or the Subsidiaries which is party thereto, and, to Seller’s Knowledge, of the other parties thereto, enforceable against each of them in accordance with its terms (except to the extent enforcement may be effected by Laws relating to bankruptcy, insolvency, creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies) and, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Each of the parties, including the Company and the Subsidiaries, has complied with and is in compliance with its obligations under each Material Contract. Neither the Company nor any of the Subsidiaries is in default under any Material Contract, nor, to Seller’s Knowledge, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company, any of the Subsidiaries, or any other party thereunder. To Seller’s Knowledge, no party to any Material Contract has exercised any termination rights with respect thereto, and no party has given written notice of any significant dispute with respect to any Material Contract. The Company has delivered to Buyer true, correct, and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.
d.There is no outstanding tender, bid, offer or other arrangement which, if accepted by another Person, or if an order is made pursuant to it by another Person, would result in the Company or any of the Subsidiaries becoming bound by an agreement or other arrangement which would constitute a Material Contract.
e.The cost of completing performance of any customer Contract relating to the Company or any of the Subsidiaries, including allocable overhead and general and administrative expenses that a Seller would have expected to incur had the Company Group Shares not been conveyed to Buyer, does not exceed in any material respect the remaining Backlog with respect to such Contract.
f.No outstanding Bid or proposal relating to the business of the Company or the Subsidiaries exists in connection with which (i) the Company or the Subsidiaries has commenced performance or made a commitment to commence performance prior to the award of a Contract in connection with such Bid or proposal or (ii) the revenues to be earned under the terms of such Bid or proposal are less than the cost to perform, including overhead and general and administrative costs that the Company and the Subsidiaries would have expected to incur had the Company Group Shares not been conveyed to Buyer.

4.18Minimum Requirements Contracts. Neither the Company nor any of the Subsidiaries is a party to any Contract pursuant to which the Company or the Subsidiaries is or could be obligated during any period to purchase or lease a minimum amount of products or services from any Person.

4.19Employee Benefits Plans.
a.Section 4.19(a) of the Disclosure Schedule sets forth a correct and complete list of: all “employee benefit plans” (as defined in Section 3(3) of ERISA), all other employee benefit plans, policies, agreements or arrangements, and all payroll practices, including but not limited to, employment, consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of the Subsidiaries has any obligation or liability, contingent or otherwise, for current or former Employees, consultants or directors of the Company or any of the Subsidiaries (collectively, the “Company Plans”).
b.No Company Plan is subject to Title IV of ERISA or is otherwise a Defined Benefit Plan as defined in Section 3(35) of ERISA (a “Title IV Plan”) and none of the Company, any of the Subsidiaries, or any of their ERISA Affiliates has ever sponsored, maintained or contributed to a Title IV Plan.
c.No Company Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). None of the Company, any of the Subsidiaries, or any of their s ERISA Affiliates has ever sponsored, maintained, or contributed to a Multiemployer Plan. No Company Plan is a multiple employer welfare arrangement within the meaning of Section 3(40)(A) of ERISA.
d.None of the Company Plans provide for post-employment life or health coverage for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state law and at the expense of the participant or the participant’s beneficiary.
e.No Company Plan is or has been a Voluntary Employees’ Beneficiary Association within the meaning of Section 501(c)(9) of the Code.
f.Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or made available to Buyer by the Sellers’ Representative, Sellers, the Company and the Subsidiaries, to the extent applicable: (i) all plan documents and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 or other forms required to be filed annually with the DOL or IRS and all schedules thereto; (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) all correspondence, rulings or opinions issued by the DOL or the IRS and all material correspondence from the Company or any of the Subsidiaries to the DOL or the IRS other than routine reports, returns or other filings within the last three (3) years; (vi) the most recent summary plan descriptions; and (vii) written summaries of all non-written Company Plans.
g.The Company Plans have been established and maintained in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws in all material respects.
h.Except as set forth in Section 4.19(h) of the Disclosure Schedule, the Company Plans intended to qualify under Section 401 or other tax-favored treatment under of Subchapter B of Chapter 1 of Subtitle A of the Code are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code. No event has occurred and no condition exists with respect to any Company Plan subject to the requirements of Code Section 401(a) that would subject the Company or any of the Subsidiaries, either directly or by reason of an ERISA Affiliate of the Company or any of the Subsidiaries, to any Tax, fine, Encumbrance, penalty or other liability imposed by ERISA, the Code or other Applicable Laws. For each Company Plan with respect to which a Form 5500 has been filed, no material adverse change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof.
i.Except as set forth in Section 4.19(i) of the Disclosure Schedule, all contributions required to have been made under any of the Company Plans or by Law have been timely made.
j.None of the Company, any of the Subsidiaries, or any other “disqualified person” or “party in interest”, as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Company Plan, nor have there been any fiduciary violations under ERISA which could subject the Company or any of the Subsidiaries (or any officer, director or Employee thereof) to any material penalty or tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.
k.There are no pending actions, claims or lawsuits arising from or relating to the Company Plans (other than routine benefit claims), nor to Seller’s Knowledge, are there any facts that could form the basis for any such claim or lawsuit. There are no filings, applications or other matters pending with respect to the Company Plans with the IRS, the DOL or any other Governmental Body.

l.All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other Applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.
m.Neither the execution and delivery of this Agreement, Company Documents or Seller Documents nor the consummation of the transactions contemplated herein or therein, whether alone or in connection with any other event, will result in (i) any payment becoming due to any Employee, (ii) the provision of any benefits or other rights to any Employee, (iii) the increase, acceleration or provision of any payments, benefits or other rights to any Employee, whether or not any such payment, right or benefit would constitute a “parachute payment” within the meaning of Section 280G of the Code, or (iv) require any contributions or payments to fund any obligations under any Company Plan. No amount so disclosed is, or would be, an “excess parachute payment” within the meaning of Section 280G of the Code that would be non-deductible by the Company or any of the Subsidiaries under Section 4999 of the Code.

4.20Labor.
a.Section 4.20(a) of the Disclosure Schedule sets forth a list of each Employee who (i) is employed as of the date hereof and (ii) earns annual compensation in the top thirty percent (30%) of Employees (A) measured by the dollar amount paid to such Employee for services performed for the Company and the Subsidiaries during the twelve (12) calendar months ended December 31, 2017 and (B) measured by the dollar amount expected to be paid to such Employee for services performed for the Company and the Subsidiaries during the 2018 calendar year, and such list sets forth the Employee’s name, job title, date of hire, current base salary or wage rate, bonus or commissions for 2017, target bonus or commissions for 2018, whether the Company or any of the Subsidiaries has classified such Employee as exempt or non-exempt under the Fair Labor Standards Act (or any such comparable law outside the United States), as amended, and whether such Employee is, as of the date of this Agreement, working full-time or part-time for the Company or any of the Subsidiaries. Section 4.20(a) of the Disclosure Schedule also sets forth a list of the top thirty percent (30%) of other individuals performing services for the Company or any of the Subsidiaries as of the date of this Agreement (i) measured by the dollar amount paid to such individual for services performed for the Company and the Subsidiaries during the twelve (12) calendar months ended December 31, 2017 and (ii) measured by the dollar amount expected to be paid to such individual for services performed for the Company and the Subsidiaries during the 2018 calendar year, including individuals who the Company or a Seller has classified as independent contractors and consultants and that individual’s name, current compensation terms and the expiration date of the individual’s Contract or other arrangement with the Company or any of the Subsidiaries.
b.Any individual who performs services for the Company or any of the Subsidiaries (other than through a Contract with an organization other than such individual) and who is not treated as an employee of the Company or any of the Subsidiaries for Tax purposes by the Company or any of the Subsidiaries is properly classified under Applicable Laws, tax or otherwise, and is not an employee under such Applicable Laws.
c.Except as set forth in Section 4.20(c) of the Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement, and there are no labor or collective bargaining agreements which pertain to Employees of the Company or any of the Subsidiaries and their employment with the Company or any of the Subsidiaries. No Employees are represented by any labor organization with respect to their employment with the Company or any of the Subsidiaries. No labor organization or group of Employees has made a pending demand for recognition, and, to Seller’s Knowledge, there are no representation proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To Seller’s Knowledge, there is no organizing activity involving the Company or any of the Subsidiaries pending or threatened by any labor organization or group of Employees.
d.There are no (i) strikes, work stoppages, slowdowns, lockouts, or arbitrations or (ii) material grievances or other labor disputes pending or, to Seller’s Knowledge, threatened against or involving the Company or any of the Subsidiaries. There are no unfair labor practice charges, grievances, or complaints pending or, to Seller’s Knowledge, threatened by or on behalf of any Employee or group of Employees.
e.There are no complaints, charges, or claims against the Company or any of the Subsidiaries pending or, to Seller’s Knowledge, threatened to be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. There has been no “mass layoff” or “plant closing” (as defined by the WARN Act) with respect to the Company within the six (6) months prior to the Closing Date.

4.21Litigation. Except as set forth in Section 4.21 of the Disclosure Schedule, there is no Legal Proceeding pending or, to Seller’s Knowledge, threatened against the Company or any of the Subsidiaries (or to Seller’s Knowledge, pending or threatened, against any of the officers, directors or Employees of the Company or any of the Subsidiaries with respect to their business activities on behalf of the Company or any of the Subsidiaries), or to which the Company or any of the Subsidiaries is otherwise a party, including, without limitation, any Legal Proceedings with respect to the transactions contemplated by this Agreement; nor to Seller’s Knowledge is there any reasonable basis for any such Legal Proceeding. Neither the Company nor any of the Subsidiaries is subject to any Order, and neither the Company nor any of the Subsidiaries is in breach or violation of any Order. Neither the Company nor any of the Subsidiaries is engaged in any legal action to recover monies due it or for damages sustained by it. To Seller’s Knowledge, there is no dispute that has been active within the past eighteen (18) months that would reasonably be expected to give rise to any of the foregoing. The foregoing includes, without limitation, Legal Proceedings pending or threatened involving the prior employment of any Employee, the Company’s or the Subsidiaries’ use in connection with their business of any information or techniques allegedly proprietary to any such Employee’s former employers or such Employee’s obligations under any agreements with former employers.

4.22Compliance with Laws; Permits.
a.The Company and each of the Subsidiaries are in compliance in all material respects with all Applicable Laws related to its business, operations, or assets. Neither the Company nor any of the Subsidiaries has received any written notice of or been charged with the violation of any Applicable Laws during the last three (3) years. Neither the Company nor any of the Subsidiaries is under investigation with respect to the violation of any Applicable Laws, and there are no facts or circumstances which could reasonably form the basis for any such violation.
b.Section 4.22(b) of the Disclosure Schedule contains a complete list of all Permits and all filings and registrations, including with respect to foreign investment in such entity, with any Governmental Body which are required for the operation of the business of the Company or any of the Subsidiaries as presently conducted and as intended to be conducted after the Closing Date (“Company Permits”), other than those the failure of which to possess are, in the aggregate, immaterial. The Company and each of the Subsidiaries currently have all Permits which are required for the operation of its respective businesses as presently conducted, other than those the failure of which to possess is immaterial. Neither the Company nor any of the Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit, and to Seller’s Knowledge, there are no facts or circumstances which could form the basis for any such default or violation. Except as set forth in Section 4.22(b) of the Disclosure Schedule, none of the transactions contemplated by this Agreement, Seller Documents, or Company Documents will cause any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, or modification to any Company Permit.

4.23Insurance. Section 4.23 of the Disclosure Schedule sets forth a correct and complete list of all insurance policies, whether for fire and casualty, general liability, business interruption, product liability, workers’ compensation, disability, or title insurance policies, including any endorsements thereto, maintained by the Company and any of the Subsidiaries (the “Policies”) as of the Closing Date and for the five (5) years preceding the Closing Date. True and complete copies of the Policies have been made available to Buyer. All of the Policies in effect as of the Closing Date are annual policies. The Policies (a) have been issued by insurers which are reputable and financially sound, (b) provide coverage for the operations conducted by the Company and any of the Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company or any of the Subsidiaries operates, and (c) are in full force and effect. Neither the Company nor any of the Subsidiaries has received any written notice for refusal, denial, or disclaiming coverage under, reserving rights with respect to any particular claim under, or of cancellation or termination of, premium increase with respect to, or alteration of coverage under, any of such Policies. All premiums due on such Policies have either been paid or, if due and payable prior to the Closing, will be paid prior to the Closing in accordance with the payment terms of each Policy. Neither the Company nor any of the Subsidiaries is in material breach or default, and neither the Company nor any of the Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company or any of the Subsidiaries with respect to any of the Policies. The consummation of the transactions contemplated by this Agreement will not, in and of itself, cause the revocation, cancellation, or termination of any Policy. No current or prior workers’ compensation programs maintained by the Company or any of the Subsidiaries were self-insured or issued under loss sensitive or retrospectively rated insurance policies (excluding dividend plans). The Company and the Subsidiaries, as required, have timely notified their insurance carriers of all pending claims and losses for which insurance would otherwise be available under any of the Policies. All material claims made by the Company or the Subsidiaries under the Policies in the three (3) year period prior to the Closing Date are described in Section 4.23 of the Disclosure Schedule. The Policies have terms, and carry limits of liability and deductibles or self-insured amounts that are consistent with the historical practices of the Company and the Subsidiaries and reasonably adequate for a business of the size and nature of that carried on by the Company and the Subsidiaries.

4.24Accounts and Notes Receivable.
a.Section 4.24(a) of the Disclosure Schedule sets forth a complete and accurate list of all accounts receivable of the Company or any of the Subsidiaries as of the date hereof, together with an aging schedule indicating a range of days elapsed since invoice.
b.All of the accounts receivable of the Company or any of the Subsidiaries arose from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. The reserves for returns of doubtful accounts reflected on the Balance Sheet were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or notes receivable of the Company or any of the Subsidiaries (i) are subject to any valid set-off or counterclaim, or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement. No Person has any Encumbrance on any accounts receivable of the Company or any of the Subsidiaries, and no written request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company or any of the Subsidiaries.

4.25Related Party Transactions. Except as set forth in Section 4.25 of the Disclosure Schedule, no Related Person (a) owes any amount to the Company or any of the Subsidiaries, (b) is owed any amount by the Company or any of the Subsidiaries (other than compensation for services rendered in the Ordinary Course of Business), nor has the Company or any of the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (c) is involved in any business arrangement or other relationship with the Company or any of the Subsidiaries, whether written or oral (other than services rendered to the Company or any of the Subsidiaries in the Ordinary Course of Business), (d) owns any property or right, tangible or intangible, that is used by the Company or any of the Subsidiaries, (e) has any claim or cause of action against the Company or any of the Subsidiaries, (f) is a party to any Contract with the Company or any of the Subsidiaries, or (g) owns any direct or indirect interest of any kind in, or Controls or is a director, officer, employee, or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor, or debtor of the Company or any of the Subsidiaries.

4.26Customers and Suppliers. Section 4.26 of the Disclosure Schedule sets forth a true and correct list of the top five (5) (i) customers and (ii) suppliers, vendors, or service providers of the Company and each of the Subsidiaries during each of the 2016 and the 2017 calendar years and as projected for the 2018 calendar year (each, a “Top Customer and Supplier”). Since the Balance Sheet Date, no Top Customer and Supplier has (A) ceased or materially reduced its purchases from or sales or provision of services to the Company or any of the Subsidiaries, (B) to Seller’s Knowledge, threatened to cease or materially reduce such purchases or sales or provision of services, other than in the Ordinary Course of Business, or (C) materially and adversely change the terms (whether related to payment, price, or otherwise) with respect to its purchases from or sales or provision of services to the Company or any of the Subsidiaries (whether as a result of the transactions contemplated by this Agreement or otherwise).

4.27Officers and Directors; Banks; and Power of Attorney. Section 4.27 of the Disclosure Schedule contains a complete and correct list of (i) all officers and managers of each of the Company and the Subsidiaries, (ii) the names and locations of all banks in which the Company or any of the Subsidiaries has accounts or safe deposit boxes, and (iii) the names of all persons authorized to draw thereon or to have access thereto. Except as set forth in Section 4.27 of the Disclosure Schedule, no Person holds a power of attorney to act on behalf of the Company or any of the Subsidiaries.

4.28Certain Payments.
a.Neither Company nor any of the Subsidiaries nor, to Seller’s Knowledge, any of their current or former members, officers, directors, employees, agents, subcontractors, or any other person or entity acting for or on their behalf, have made, offered or authorized, directly or indirectly, in connection with the operation or maintenance of any of their assets or business or in connection with the transactions contemplated by this Agreement or otherwise, any contribution, bribe, rebate, payoff, influence payment, kickback, other payment or gift of anything of value, regardless of what form, whether in money, property or services (each, a “Payment”) to a Government Official, or to any other Person while knowing or having reasons to suspect that any part of such Payment will be given or promised to a Government Official, and that such Payment would (i) influence any act or decision of such Government Official in his/her or its official capacity; (ii) obtain or pay for favorable treatment for business or Contracts secured; (iii) induce such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official; (iv) induce such Government Official to use his/her or its influence with any Governmental Body, public international organization or political party, to affect or influence such Governmental Body, organization or party; (v) secure any improper advantage; (vi) obtain special concessions or for special concessions already obtained; or (vii) otherwise violate any Law. No Payment or other benefit has been made or conferred by the Company or any of the Subsidiaries, to Seller’s Knowledge, by any Person on behalf of the Company or any of the Subsidiaries in connection with any Contract in violation of applicable Laws (including procurement Laws, the Foreign Corrupt Practices Act (15 U.S.C. 78dd-1 et. seq.) or international anti‑bribery conventions and local anti-corruption and bribery Laws in jurisdictions in which the Company or any of the Subsidiaries is operating). Neither the Company nor any of the Subsidiaries has received any communication that alleges that the Company or any of the Subsidiaries, or any agent of the Company or any of the Subsidiaries, is in violation of, or has Liability under any such Law.
b.No ownership interest in any of the Company or any Subsidiary is directly or indirectly held or Controlled by a Government Official, or any immediate relative of a Government Official.
c.No employee of the Company or any of the Subsidiaries is a Government Official, or an immediate relative of a Government Official.
d.No Government Official, or any immediate relative of any Government Official, has received, directly or indirectly, any portion of Sellers’ Consideration to be paid by Buyer in accordance with this Agreement, or any other benefit or value by reason of or in connection with the execution of this Agreement or any Seller Documents.

4.29Acquisition Proposals. None of either Seller, any of either Seller’s assets, the Company, or any of the respective assets of the Company or the Subsidiaries is a party to or bound by any agreement with respect to any Acquisition Proposal (other than this Agreement), and each Seller, the Company and the Subsidiaries has terminated any and all discussions with any Person (other than Buyer), if any, regarding any such Acquisition Proposal.

4.30Export Controls.
a.The Company and each of the Subsidiaries has at all times conducted its import and export transactions materially in accordance with (a) all applicable U.S. import, export and re-export controls, including the AECA, ITAR, the Export Administration Act, as amended, and Export Administration Regulations, as amended, and Foreign Assets Control Regulations if and to the extent applicable and (b) all other applicable import/export controls in other countries in which the Company and the Subsidiaries conduct their business.
b.None of the Intellectual Property produced and/or provided by the Company or any of the Subsidiaries has at any time been subject to the jurisdiction of the AECA or ITAR.
c.(i) None of the Intellectual Property of the Company or any of the Subsidiaries has at any time contained, incorporated, called to, or used any encryption or other “information security” functionality as that term is defined in 15 C.F.R. Part 772, including any third party encryption or other “information security” functionality; or (ii) if any Intellectual Property of the Company or any of the Subsidiaries has at any time contained, incorporated, called to, or used any encryption or other “information security” functionality, all such products have either (A) undergone all reviews required by the U.S. government prior to export or (B) been evaluated by the Company and the Subsidiaries and a determination has been made that no U.S. government review is required prior to export.

4.31Financial Advisors. Except as set forth in Section 4.31 of the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, or financial advisor for the Company or any of the Subsidiaries in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

4.32Disclosure. None of the statements made by Sellers’ Representative, either Seller or the Company in this Agreement, any Seller Document, any Company Document, or any of the Exhibits or Schedules hereto contains any untrue statement of a material fact or omits a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.
Article V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to each Seller that the statements contained in this Article V are true and correct both as of the date hereof and as of the Closing Date.
5.1Organization and Good Standing. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate properties and carry on its business.

5.2Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument, or certificate contemplated by this Agreement or to be executed by Buyer in connection with the consummation of the transactions contemplated hereby and thereby (“Buyer’s Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by Buyer of this Agreement and each of Buyer’s Documents have been duly authorized by all necessary corporate action on behalf of Buyer. This Agreement has been, and each of Buyer’s Documents will be at or prior to the Closing, duly executed and delivered by Buyer and (assuming the due authorization, execution, and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of Buyer’s Documents when so executed and delivered will constitute, the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

5.3Conflicts; Consents of Third Parties.
a.None of the execution and delivery by Buyer of this Agreement and each of Buyer’s Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of: (i) the articles of incorporation or bylaws of Buyer; (ii) any Contract, or Permit to which Buyer is a party or by which any of the properties or assets of Buyer are bound; (iii) any Order of any Governmental Body applicable to Buyer or by which any of the properties or assets of Buyer are bound; or (iv) any Applicable Laws.
b.No consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Buyer in connection with the execution and delivery of this Agreement or Buyer’s Documents or the compliance by Buyer with any of the provisions hereof or thereof.

5.4Investment Intention. Buyer is acquiring the Company Group Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Buyer understands that the Company Group Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.5Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder, or financial advisor for Buyer in connection with the transactions contemplated by this Agreement, and no Person is or will be entitled to any fee or commission or like payment in respect thereof.

Article VI

COVENANTS
6.1Conduct of Business Prior to the Closing Date. Each Seller agrees that, except as described in Section 6.1 of the Disclosure Schedule, between the date hereof and the Closing Date, such Seller shall, and shall cause the Company and each of its Subsidiaries to, conduct its business in the Ordinary Course of Business in all material respects, to prepare, in the Ordinary Course of Business and consistent with past practice (except as otherwise required by Applicable Laws), and timely file all Tax Returns required to be filed by it on or before the Closing Date and to fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed, and each use its reasonable best efforts to (i) preserve intact in all material respects its business organization, (ii) keep available the services of the Employees, and (iii) maintain the goodwill associated with the business of the Company and its Subsidiaries, including but not limited to preserving relationships with customers, vendors, lenders and others having material business relationships with the Company and its Subsidiaries. Except as contemplated by this Agreement and the Seller Documents, and except as set forth in Section 6.1 of the Disclosure Schedule, neither Seller, between the date hereof and the Closing, shall permit any of the Company or any of its Subsidiaries to (in each case, without the prior written consent of Buyer):
i.issue any notes, bonds or other debt securities or other equity securities or any securities convertible, exchangeable, or exercisable into any ownership interests or other equity securities;
ii.borrow any amount or incur or become subject to any Liabilities, except Current Liabilities incurred in the Ordinary Course of Business and Liabilities under Contracts entered into in the Ordinary Course of Business;
iii.discharge or satisfy any Encumbrance or pay any obligation or Liability, other than Current Liabilities paid in the Ordinary Course of Business;
iv.declare, set aside, or make any dividend, payment, or distribution of cash or other property to any of the holders of its ownership interests with respect to such ownership interests or purchase, redeem or otherwise acquire, directly or indirectly, any ownership interests or any outstanding rights or securities exercisable or exchangeable for or convertible into its ownership interests (including, without limitation, any warrants, options, or other rights to acquire its ownership interests);
v.mortgage or pledge any of its assets or subject them to any Encumbrances;
vi.sell, assign, lease, license, or transfer any of its tangible assets, except in the Ordinary Course of Business, or cancel any debts or claims;
vii.sell, assign, lease, license, transfer, or otherwise encumber, other than in the Ordinary Course of Business, any of its Intellectual Property or other intangible assets, or disclose any material proprietary Confidential Information to any Person, or abandon or permit to lapse any of its Intellectual Property or other intangible assets, in either case material to its business;

viii.suffer any extraordinary losses or waive any rights of material value, whether or not in the Ordinary Course of Business or consistent with past practice;
ix.delay or postpone the payment of any accounts or commissions payable or any other liability or obligations or agree or negotiate with any party to extend the payment date of any accounts or commissions payable or accelerate the collection of any notes, accounts or commissions receivable;
x.make commitments for capital expenditures which have not been funded prior to the date hereof that aggregate in excess of $10,000;
xi.make any charitable contributions or pledges;
xii.suffer any damage, destruction, or casualty loss exceeding in the aggregate $10,000 (whether or not covered by insurance);
xiii.except for salary or commission advances to Employees, make any loans or advances to, investment in, or guarantees for the benefit of, any Person or take steps to incorporate any Subsidiary;
xiv.make any change in any method of accounting or accounting policies, other than those required by GAAP which have been disclosed in writing to Buyer;
xv.enter into any employment or consulting contract (written or oral) or change the employment terms for any Employee or agent or make or grant any bonus or any wage, salary, or compensation increase to any director, officer, Employee, sales representative, or group of Employees or make or grant any increase in any Company Plan or arrangement, or amend or terminate any existing Company Plan, incentive arrangement, or other benefit covering any of the Employees or adopt any new Company Plan, incentive arrangement or other benefit covering any of the Employees;
xvi.enter into any collective bargaining agreement or relationship with any labor organization or enter into any other material labor contracts;
xvii.enter into any contract, agreement or arrangement out of the Ordinary Course of Business or prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its business;
xviii.amend any of its organizational or governing documents;
xix.enter into any other transaction, other than in the Ordinary Course of Business, or materially change any business practice;
xx.enter into any compromise or settlement of any litigation, proceeding, or governmental investigation affecting the Company or any of the Subsidiaries;
xxi.implement any plant closing or layoff of Employees that could implicate the WARN Act;
xxii.make any payments for political contributions or make any bribes, kickback payments, or other illegal payments; or
xxiii.agree or otherwise commit, whether orally or in writing, to do any of the foregoing.

6.2Access to Information. From the date hereof until the Closing, upon reasonable notice, Sellers’ Representative or Sellers shall cause the Company, each of its Subsidiaries, and each of their respective Representatives to (i) afford Buyer and its Representatives reasonable access to the offices, properties, Employees, and the books and records of the Company and its Subsidiaries and (ii) furnish to the officers, employees, and authorized agents and Representatives of Buyer such additional financial and operating data and other information regarding the Company, its Subsidiaries and the Affiliated Entities (or copies thereof) as Buyer may from time to time reasonably request.

6.3Transfer of Securities. Except for the transactions contemplated by this Agreement, from the date hereof until the Closing Date, no Seller shall transfer any Company Group Shares, or subject any Company Group Shares to any Encumbrance, without the prior written consent of Buyer.

6.4Cooperation; Further Assurances.
a.Sellers’ Representative, each Seller, the Company and Buyer agree to take or cause to be taken all such necessary or appropriate action to, prior to the Closing, (i) make filings, adopt resolutions, ratify actions or take other corporate governance actions on behalf of the Company, any Subsidiary or any Affiliated Entity in order to address any deficiencies or omissions in the organizational or corporate governance documents or the books and records of any of the Company, any Subsidiary or any Affiliated Entity identified as set forth in Section 6.4(a)(i) of the Disclosure Schedule attached hereto (collectively, the “Pre-Closing Corporate Actions”), (ii) file, record or stamp, as applicable, any Leases or other documentation relating to the Leased Real Property identified as set forth in Section 6.4(a)(ii) of the Disclosure Schedule attached hereto (the “Pre-Closing Real Estate Actions”), (iii) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, (iv) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Body or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Seller Documents, including but not limited to the Required Consents and the Company Permits, and (v) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, including but not limited to the conditions to Closing set forth in Article VII.
b.Sellers (including through the Sellers’ Representative) and Buyer shall cooperate with one another, prior to the Closing, in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers, including but not limited to the Required Consents and the Company Permits.
c.In case at any time after the Closing Date and from time to time any further action is necessary to (i) carry out the purposes of this Agreement, (ii) obtain and maintain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Body or other third party that are necessary, proper or advisable to carry out the purposes of this Agreement and the Seller Documents, including but not limited to the Required Consents and the Company Permits and attending any meeting in person with any notary public or Governmental Body, or provide any power of attorney relating thereto, (iii) vest Buyer with valid and legal title to the Company Group Shares, and all the assets of the Company, free and clear of all Encumbrances, (iv) make filings, adopt resolutions, ratify actions or take other corporate governance actions on behalf of the Company, any Subsidiary or any Affiliated Entity in order to address any deficiencies in the organizational or corporate governance documents or the books and records of any of the Company, any Subsidiary or any Affiliated Entity identified as set forth in Section 6.4(c) of the Disclosure Schedule attached hereto (collectively, the “Post-Closing Corporate Actions”), or (iv) file, record or stamp, as applicable, any Leases or other documentation relating to the Leased Real Property identified as set forth in Section 6.4(c) of the Disclosure Schedule attached hereto (the “Post-Closing Real Estate Actions”), Buyer and Sellers (through Sellers’ Representative) agree to take or cause to be taken all such necessary or appropriate action in accordance with and subject to the terms of this Agreement.

6.5Non-Competition; Non-Solicitation.

a.Each Seller agrees, jointly and severally, that for the thirty-six (36)-month period from and after the Closing Date (the “Restricted Period”), neither Seller shall, directly or indirectly, through an Affiliate, Representative, or other Person, either for the benefit of either Seller or for the benefit of any other Person, without the prior written consent of Buyer (which consent may be withheld by Buyer in its sole discretion), engage in the Restricted Business in the Restricted Area. Each Seller hereby acknowledges that the geographic boundaries, scope of prohibited activities, and the time duration of the provisions of this Section 6.5(a) are reasonable and are no broader than are necessary to protect the legitimate business interests of Buyer, including the ability of Buyer to realize the benefit of Buyer’s bargain and to enjoy the goodwill of the Company and each of the Subsidiaries.
b.At any time during the Restricted Period, neither Seller shall, directly or indirectly:
i.for the purposes of any Restricted Business in the Restricted Area, solicit, divert, or take away, or attempt to solicit, divert or take away, the business of any Person who is, as of the Closing Date, or who was at any time during the twelve (12) months immediately preceding the Closing Date, a Person with whom Buyer, the Company, any Subsidiary, TTi Europe, any subsidiary of TTi Europe, or any Affiliate of any of these, has established or is actively seeking to establish a customer relationship to the extent such business relates to the business conducted by Buyer, the Company, any Subsidiary, any Affiliated Entity, TTi Europe, any subsidiary of TTi Europe, or any Affiliate of any of these (a “Restricted Customer”);
ii.offer employment to, enter into a contract for the services of, or attempt to entice away from the Company, any Subsidiary, TTi Europe, or any subsidiary of TTi Europe, any individual who is at the time of the offer or attempt, or who has been at any time during the period of twelve (12) months immediately preceding the Closing Date, employed or directly or indirectly engaged by the Company, any Subsidiary, TTi Europe or any subsidiary of TTi Europe, or who had material contact with any Restricted Customers and with whom the Company or any of the Subsidiaries had material business dealings during the period of twelve (12) months immediately preceding the Closing Date;
iii.solicit or entice away from the Company, any Subsidiary, TTi Europe or any subsidiary of TTi Europe, to supply to a Restricted Business, any supplier to the Company, any Subsidiary, TTi Europe or any subsidiary of TTi Europe, who supplied goods or services to the Company, any subsidiary, TTi Europe or any subsidiary of TTi Europe at any time during the period of twelve (12) months immediately preceding the Closing Date, and/or in relation to whom a Seller is in possession of Confidential Information at the Closing Date, if that solicitation or enticement causes or is likely to cause such supplier to cease supplying, or materially reduce its supply of, those goods or services supplied to the Company, any subsidiary, TTi Europe, or any subsidiary of TTi Europe; or
iv.procure, or facilitate, or assist in, the making of an offer or attempt as referred to in clause Subsection (i) through (iii) of this Section 6.5(b) by any other Person.
c.The covenants in this Section 6.5 are intended for the benefit of Buyer, the Company, each Subsidiary, TTi Europe and any subsidiary of TTi Europe, and all Affiliates of any of these, and apply to actions carried out by either Seller in any capacity and whether directly or indirectly, on behalf of either Seller, on behalf of any other person or jointly with any other Person.
d.Each of the covenants in this Section 6.5 is a separate undertaking by each Seller in relation to each Seller and each of their interests and shall be enforceable by Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this Section 6.5.
e.Each of the covenants in this Section 6.5 is considered fair and reasonable by all parties to this Agreement, and (both separately and taken together), are no greater than is reasonable and necessary for the protection of Buyer’s legitimate interests.
f.If any restriction contained in this Section 6.5 is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.
g.The consideration for the undertakings contained in this Section 6.5 is included in the Purchase Price and the entry by Buyer into this Agreement.
h.Available Remedies. Each Seller acknowledges that it would be difficult to fully compensate Buyer or any of Buyer’s Affiliates for damages resulting from any breach by either Seller of the provisions of Sections 6.5(a) or 6.5(b). Accordingly, in the event of any actual or threatened breach of such provisions, Buyer and Buyer’s Affiliates shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys’ fees and costs for same, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond. Each Seller further acknowledges that Sections 6.5(a) and 6.5(b) constitute a material inducement to Buyer to complete the transactions contemplated by this Agreement and Buyer will be relying on the enforceability of Sections 6.5(a) and 6.5(b) in completing such transactions contemplated by this Agreement.
i.The parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.5 is unreasonable, arbitrary, or against public policy, then the court may modify the provision to impose a lesser period of time, geographical area, business limitation, or other relevant feature which is determined by such court to be reasonable, not arbitrary, and not against public policy, and shall enforce such modified restriction against the applicable party. In the event that modification is not possible and any provision of this Section 6.5 is found invalid or unenforceable, the invalidity or unenforceability of such provision(s) shall not affect the validity or enforceability of the other provisions of Section 6.5 or this Agreement, which shall remain in full force and effect.

6.6Preservation of Records. Subject to any retention requirements relating to the preservation of Tax records set forth in Section 6.9(d), each Seller and Buyer agree that each of them shall preserve and keep the records held by them relating to the business of the Company and the Subsidiaries for a period of seven (7) years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such Party in connection with, among other things, in order to enable Sellers and Buyer to comply with their respective obligations under this Agreement and each other agreement, document, or instrument contemplated hereby or thereby. In the event either Seller or Buyer wishes to destroy (or permit to be destroyed) such records (other than Tax records) after that time, such Party shall first give sixty (60) Business Days prior written notice to the other and such other Party shall have the right at its option and expense, upon prior written notice given to such Party within that sixty (60) Business Days period, to take possession of the records within one hundred twenty (120) Business Days after the date of such notice.

6.7Confidentiality; Publicity.
a.From and after the Closing Date, neither Sellers’ Representative nor either Seller shall, and none of them shall cause its Representatives to, directly or indirectly, disclose, reveal,

divulge, or communicate to any Person other than authorized officers, directors, and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information. Neither Sellers’ Representative nor either Seller shall have any obligation to keep confidential (or cause its Representatives to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by Applicable Laws; provided, however, that in the event disclosure is required by Applicable Laws, either Sellers’ Representative or a Seller shall provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 6.7(a), “Confidential Information” means any information with respect to the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know‑how, software, marketing methods, plans, personnel, suppliers, competitors, markets, or other specialized information or proprietary matters. “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Closing Date or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.
b.Except to the extent required by Applicable Laws, no Party will issue any press release or other public disclosure concerning this Agreement, the subject matter hereof, or the Parties’ activities hereunder, except with the other Parties’ prior written consent.

6.8Employee Matters. Nothing in this Agreement shall give rise to any obligation by Buyer to retain any Employee or group of Employees of the Company or any of the Subsidiaries following the Closing.

6.9Tax Covenants.
a.Transfer Taxes. Blaker Trust or Blaker, as applicable, shall pay, when due, all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement and shall, at their own expense, file all necessary Tax Returns and other documentation with respect to such Taxes, fees, and charges.
b.Tax Returns.
i.Each of Blaker and Blaker Trust, as applicable, shall cause the Company and the Subsidiaries to prepare and file any and all Tax Returns of the Company and the Subsidiaries that are due on or before the Closing Date.
ii.Buyer shall prepare and file all Tax Returns required to be filed by or on behalf of the Company and/or the Subsidiaries after the Closing Date which apply to Taxable Periods of the Company and/or the Subsidiaries ending on or prior to the Closing Date and all Straddle Periods. Such Tax Returns of the Company and the Subsidiaries shall be prepared in a manner consistent with prior practice except as otherwise required by Applicable Laws.
iii.Buyer shall provide each Tax Return of the Company and the Subsidiaries to Sellers’ Representative for Sellers’ Representative’s review and approval not less than 45 Business Days prior to the date on which such Tax Return is to be filed. Sellers’ Representative shall be entitled to comment on any such Tax Return prepared by Buyer and Buyer shall consider in good faith all comments received from Sellers’ Representative.
iv.Sellers shall timely pay all Taxes of the Company and the Subsidiaries for Pre-Closing Tax Periods, including (for the avoidance of doubt) Taxes imposed on or with respect to the transactions contemplated by this Agreement and including (for the avoidance of doubt) Taxes due with respect to the portion of any Straddle Period that constitutes a Pre-Closing Tax Period.
c.Contests. If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Agreement is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, the Company or any of the Subsidiaries or if a written notice of audit by a Taxing Authority of a Taxable Period of the Company or any of the Subsidiaries ending on or before the Closing Date is received by Buyer, any of its Affiliates or, effective upon the Closing, the Company or any of the Subsidiaries, Buyer shall notify Sellers’ Representative of such claim, demand or notice within twenty (20) Business Days of receipt thereof and shall give Sellers’ Representative such information with respect thereto as Sellers’ Representative may reasonably request; provided, however, that failure by Buyer to comply with these provisions shall not affect the rights to indemnification hereunder of Buyer, any of its Affiliates, the Company or any of the Subsidiaries except to the extent that such failure materially impairs the ability of Sellers’ Representative or Sellers to contest such Tax liabilities. Sellers’ Representative may, at her own expense, participate in the defense of any such claim, suit, action, litigation, or proceeding (including any Tax audit). In the event of a conflict or inconsistency between the provisions of this Section 6.9(c) and Section 8.3 with respect to any Tax matter, the provisions of this Section 6.9(c) shall control.
d.Cooperation on Tax Matters. Buyer and Sellers’ Representative agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Taxable Periods or portions of Taxable Periods of the Company ending on or before the Closing Date as is reasonably necessary for the filing of any Tax Return, for the preparation of any audit and for the prosecution or defense of any claim, suit, or proceeding relating to any proposed adjustment. Buyer and Sellers’ Representative agree to retain or cause to be retained all Tax books and records relating to Tax matters for Taxable Periods or portions of Taxable Periods of the Company ending on or before the Closing Date until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. The Company agrees to give Sellers’ Representative reasonable notice prior to discarding or destroying any such Tax books and records and, if Sellers’ Representative so requests, the Company shall allow Sellers’ Representative to take possession of such Tax books and records. Buyer and Sellers’ Representative shall cooperate with each other in the conduct of any audit or proceeding involving the Company for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this subsection.
e.Straddle Period Taxes. Taxes for a Straddle Period shall be allocated between the portion of the Straddle Period that is a Pre-Closing Tax Period and the remaining portion of the Straddle Period in the following manner:
i.Any Tax other than real and personal property Taxes described in clause (ii) of this Section 6.9(e)(i) will be allocated based on a “closing of the books” as of the end of the Closing Date.
ii.Real and personal property Taxes will be prorated based on the ratio of the number of days in the portion of the Straddle Period that is a Pre‑Closing Tax Period to the number of days in the remaining portion of the Straddle Period.
For the avoidance of doubt, Taxes imposed upon or with respect to the transactions contemplated by this Agreement, including any Taxes of either Seller (including, without limitation, capital gains Taxes arising as a result of the transactions contemplated by this Agreement), shall be allocated to the portion of the Straddle Period that is a Pre-Closing Tax Period and shall be the responsibility of Blaker or Blaker Trust, as applicable.
6.10TTi Middle East Global Training LLC Share Capital. Blaker shall ensure that Brendan Dever, an individual who owns 24% of the share capital of TTi Middle East Global Training LLC, takes all steps necessary to transfer both his beneficial interest in and valid legal title to all of his share capital in TTi Middle East Global Training LLC to Buyer free and clear of all Encumbrances.

6.11Control of Affiliated Entities During Share Transfer Pendency. With respect to any periods following Closing during which formal transfers of Affiliated Entity Shares to Buyer remain pending or subject to approval by any Governmental Body, each Seller hereby agrees to take all actions (or omit to take such actions), and to cause such Affiliated Entities to take all actions (or omit to take such actions), relating to governance and management of such Affiliated Entities as directed by Buyer or Affiliates of Buyer.

Article VII

CONDITIONS TO CLOSING

7.1Conditions to Obligations of Sellers and Sellers’ Representative. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived (to the extent permitted by Applicable Laws) in writing by Sellers’ Representative:
a.Representations, Warranties and Covenants. (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, and Sellers’ Representative shall have received a certificate signed by an officer of Buyer to the foregoing effect.
b.Closing Deliveries. Buyer shall have delivered to Sellers’ Representative the deliverables identified in Section 2.4.
c.No Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Applicable Law or Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

7.2Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction of each of the following conditions, any of which may be waived (to the extent permitted by Applicable Laws) in writing by Buyer:
a.Representations, Warranties and Covenants. (i) Sellers’ Representative and Sellers shall have performed in all material respects all of their respective obligations hereunder required to be performed by each of them at or prior to the Closing, (ii) each of the representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, and (iii) since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and Buyer shall have received a certificate signed by Sellers to the foregoing effect.
b.Employment Agreements. The Employment Agreements shall have been executed, and no Employment Agreement shall have been revoked, rescinded, or otherwise repudiated by Blaker or the applicable Key Employee signatory thereto, as applicable. No Key

Employee shall have terminated his or her employment with the Company or expressed an intention or interest in terminating his or her employment with Buyer (or its Affiliate) following the Closing.
c.Closing Deliveries. Sellers’ Representative shall have delivered to Buyer the deliverables identified in Section 2.5.
d.No Order. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions.

Article VIII

INDEMNIFICATION
8.1Survival. Each of the representations, warranties, covenants, and agreements of the Parties contained herein shall survive as follows:
a.except as otherwise specifically provided in this Agreement, each of the representations and warranties of the Parties contained herein, any certificate delivered pursuant to this Agreement, Seller Document, Company Document, or Buyer’s Document shall survive the Closing for a period of fifteen (15) months;
b.the representations and warranties set forth in Sections 3.1 (Authorization of Agreement), 3.3 (Ownership and Transfer of Company Group Shares), 3.5 (Financial Advisors), 4.1 (Organization and Corporate Power), 4.2 (Authorization of Agreement), 4.4 (Capitalization; Subsidiaries), 4.10 (Taxes), 4.19 (Employee Benefits Plans), 4.20 (Labor), 4.22 (Compliance with Laws; Permits), 4.25 (Related Party Transactions), 4.31 (Financial Advisors), 5.1 (Organization and Good Standing), 5.2 (Authorization of Agreement), and 5.5 (Financial Advisors) (collectively, the “Fundamental Representations”) shall survive the Closing until sixty (60) Business Days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof;
c.the covenants and agreements of the Parties in this Agreement shall survive the Closing until sixty (60) Business Days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof;
d.claims for fraud or willful or intentional misconduct on the part of any Party to this Agreement shall survive the Closing until sixty (60) Business Days following the expiration of the applicable statute of limitations (the periods described in Sections 8.1(a) through 8.1(d), each respectively, a “Survival Period”).
Notwithstanding the foregoing, any obligations of Sellers or Buyer under Sections 8.2(a)(i) and 8.2(b)(i) shall not terminate with respect to any Indemnifiable Losses as to which the Person to be indemnified pursuant to this Article VIII (the “Indemnified Party”) shall have given written notice to the indemnifying party pursuant to this Article VIII (the “Indemnifying Party”) before the termination of the applicable Survival Period.
8.2Indemnification.
a.Subject to Section 8.1 and Section 8.4 hereof, each Seller hereby agrees to, jointly and severally, indemnify and hold Buyer, the Company, and their respective directors, officers, employees, Affiliates, shareholders, agents, attorneys, representatives, successors, and permitted assigns (collectively, “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all Losses, whether or not involving a Third Party Claim (individually, an “Indemnifiable Loss” and, collectively, “Indemnifiable Losses”) based upon, attributable to, or resulting from:

i.subject to Section 8.2(a)(vi) below, the failure of any of the representations or warranties made by either Seller or the Company in this Agreement (including, for the avoidance of doubt, those set forth in Article III and Article IV, other than as set forth in Section 8.2(a)(vi) below) or in any Seller Document or Company Document to be true and correct in all respects at and as of the Closing Date;
ii.the breach of any covenant or other agreement on the part of either Sellers’ Representative, Seller or (prior to the Closing) the Company under this Agreement, including those relating to Taxes, or any Seller Document or Company Document;
iii.any fraud or intentional or willful misconduct by either Seller or the Company in connection with the negotiation or execution of this Agreement or any Seller Document or Company Document or the consummation of the sale and purchase of the Company Group Shares contemplated hereby;
iv.any obligations of the Company to indemnify or hold harmless Buyer pursuant to the UK Share Purchase Agreement (subject to the limitations set forth in the UK Share Purchase Agreement, including, without limitation, caps, baskets, and time limitations);
v.any obligations of the Company pursuant to the lawsuit against the Company by the employee claiming that such employee’s health insurance coverage should have been in network rather than out of network;
vi.the failure of any of the representations or warranties made by either Seller or the Company in Section 4.17 with respect to any Foreign Language Contracts to be true and correct in all respects at and as of the Closing Date;
vii.the failure of the Company or any Subsidiary to obtain, prior to the Closing, any Required Consent or Company Permit set forth on Section 4.22(b) of the Disclosure Schedule;
viii.any of the matters described in any Pre-Closing Corporate Actions or any Pre-Closing Real Estate Actions and any of the matters described in any Post-Closing Corporate Actions or any Post-Closing Real Estate Actions taken by Buyer, the Company or any Subsidiary;
ix.any matter that could reasonably have been identified by Buyer upon review of the following documents had the Company and Sellers not failed to provide copies of such documents: (A) all organizational and governing documents (other than Losses in the ordinary course and legal and administrative costs relating thereto); (B) true, correct and complete records of all meetings and other corporate actions of the shareholders and board of directors or equivalent bodies (including committees thereof) of the Company and the Subsidiaries; and (C) true, correct and complete copies of all stock certificate books and stock transfer ledgers of the Company and the Subsidiaries;
x.any other failure of the Company or any of the Subsidiaries to (A) obtain any consent, waiver, approval, Order, Permit, exemption from any Governmental Body, or (B) satisfy any other action by or authorization of, or declaration or filing with, or notification to, any Governmental Body;
xi.any matter arising out of or relating to ownership of TTi C.A., a Venezuela corporation, or any subsidiary, joint venture or other entity owned, in whole or in part, by TTi C.A., a Venezuela corporation; and
xii.any obligations of the Company arising out of or relating to any matter that is or should have been set forth on Section 4.21 of the Disclosure Schedule.
b.Subject to Section 8.1 and Section 8.4, Buyer hereby agrees to indemnify and hold each Seller and its respective Affiliates, shareholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of any and all Indemnifiable Losses based upon, attributable to, or resulting from:
i.the failure of any of the representations or warranties made by Buyer in this Agreement or in any Buyer’s Document to be true and correct in all respects as of the Closing Date; and
ii.the breach of any covenant or other agreement on the part of Buyer under this Agreement or any Buyer’s Document.
c.The right to indemnification or any other remedy based on representations, warranties, covenants, and agreements in this Agreement, or any Seller Document, Company Document or Buyer’s Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant, or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants, and agreements.

8.3Indemnification Procedures.
a.A claim for indemnification for any matter not involving a Third Party Claim may be asserted by prompt written notice to the Indemnifying Party; provided, however, that failure to so notify the Indemnifying Party shall not preclude the Indemnified Party from any indemnification which it may claim in accordance with this Article VIII, except to the extent such failure has prejudiced the Indemnifying Party.
b.In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 hereof (a “Third Party Claim”), the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt written notice of any Third Party Claim shall not release, waive, or otherwise affect the Indemnifying Party’s obligations with respect thereto, except to the extent such failure shall have prejudiced the Indemnifying Party. Subject to the provisions of this Section 8.3, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle, or otherwise deal with any Third Party Claim which relates to any Indemnifiable Losses indemnified against hereunder; provided that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party pursuant to the terms of this Agreement. If the Indemnifying Party elects to defend against, negotiate, settle, or otherwise deal with any Third Party Claim which relates to any Indemnifiable Losses indemnified by it hereunder, it shall within fifteen (15) Business Days of the Indemnified Party’s written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so; provided, that the Indemnifying Party must conduct the defense of the Third Party Claim diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle, or otherwise deal with any Third Party Claim which relates to any Indemnifiable Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Indemnifiable Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle, or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the reasonable expenses of defending such Third Party Claim. If the Indemnifying Party shall assume the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel with the reasonable expense of such counsel borne by the Indemnifying Party, if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. Buyer and Sellers agree to provide reasonable access to the other to such non-privileged documents and information as may be reasonably requested in connection with the defense, negotiation, or settlement of any such Third Party Claim. Notwithstanding the foregoing, if a Third Party Claim (i) seeks relief other than the payment of monetary damages or would result in the imposition of a consent order, injunction, or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) seeks a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, or (iii) would result in any monetary liability of the Indemnified Party that will not be fully and promptly paid or reimbursed by the Indemnifying Party, then, in each such case, (A) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle, compromise, or offer to settle or compromise any Third Party Claim (and no such settlement or compromise shall include any of the matters set forth in (i) or (ii) above without Buyer’s prior written consent (which may be withheld in its sole discretion)) and (B) the Indemnified Party shall be entitled to participate in any such defense with separate counsel, with the reasonable expense of such counsel borne by the Indemnifying Party.
c.After any final decision, judgment, or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnified Party and the Indemnifying Party shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the Indemnified Party shall forward to the Indemnifying Party, notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay and/or instruct the Escrow Agent to pay, in accordance with the terms of the Escrow Agreement, as applicable, all of such remaining sums so due and owing to the Indemnified Party in accordance with Section 8.3(d) in the case of a Buyer Indemnified Party, or by wire transfer of immediately available funds, promptly after the date of such notice, in the case of a Seller Indemnified Party.
d.Except to the extent that the Indemnifiable Losses resulted from fraud or willful or intentional misrepresentation (which may be satisfied in any manner available to a Buyer Indemnified Party), recovery by Buyer Indemnified Parties for Indemnifiable Losses pursuant to this Agreement shall be paid first, to the extent there are sufficient funds in the escrow account, by release of funds to Buyer Indemnified Parties from the escrow account by the Escrow Agent within five (5) Business Days after the date notice of any sums due and owing is given to Sellers’ Representative (with a copy to the Escrow Agent pursuant to the Escrow Agreement) by Buyer and shall accordingly reduce the Escrow Amount and, second, to the extent the funds in the escrow account are insufficient to pay any remaining sums due or following expiration of the Escrow Period, then Sellers’ Representative (on behalf of Sellers) shall be required to pay all of such additional sums due and owing to Buyer Indemnified Parties by wire transfer of immediately available funds within five (5) Business Days after the date of such notice.

e.Except with respect to any claim based upon fraud or intentional misrepresentation, for which there shall be no limitations imposed by this Agreement other than pursuant to Section 8.1(d), following the Closing Date, the sole and exclusive remedy for any Indemnifiable Loss pursuant to this Article VIII by Buyer Indemnified Parties and Seller Indemnified Parties, or any of them, shall be indemnity pursuant to this Article VIII and, for the sake of clarity, it is agreed and understood that the Escrow Amount is not the sole remedy for Indemnifiable Losses and that Buyer shall be entitled to recover directly against either Seller, subject to the terms and conditions hereof.

8.4Limitations on Indemnification for Breaches of Representations and Warranties.
a.Notwithstanding anything to the contrary in this Agreement or any Seller Document or Company Document, Sellers shall only be required to indemnify Buyer Indemnified Parties with respect to claims under Section 8.2(a)(i), Section 8.2(a)(ii), Section 8.2(a)(iii) or Section 8.2(a)(vi) if such matters were the subject of a written notice given by Buyer Indemnified Party pursuant to Section 8.1 within the Survival Period specified for each respective matter in Section 8.1. Buyer shall be entitled to indemnification from the first dollar of Indemnifiable Losses in respect of (1) any breach of any Fundamental Representations and (2) any claim under Sections 8.2(a)(ii), 8.2(a)(iii), 8.2(a)(iv), 8.2(a)(v), 8.2(a)(vii), 8.2(a)(viii), 8.2(a)(ix) or 8.2(a)(xii). If all Indemnifiable Losses for claims under Section 8.2(a)(i) (other than with respect to claims for breaches of Fundamental Representations and subject to Section 8.2(a)(vi)) exceed the Threshold Amount, Sellers shall be liable (but only for amounts that exceed, in the aggregate, the Threshold Amount) to Buyer Indemnified Parties from the first dollar of such Indemnifiable Losses to the extent that each claim exceeds Ten Thousand Dollars ($10,000). If all Indemnifiable Losses for claims under Section 8.2(a)(vi) exceed the Foreign Language Contracts Threshold Amount, Sellers shall be liable (but only for amounts that exceed, in the aggregate, the Foreign Language Contracts Threshold Amount) to Buyer Indemnified Parties from the first dollar of such Indemnifiable Losses. The aggregate maximum liability of Sellers under this Agreement with respect to claims under Section 8.2(a)(i) and Section 8.2(a)(x) shall be an amount equal to fifty percent (50%) of Sellers’ Consideration, except that in respect of any breach of any Fundamental Representations, the aggregate maximum liability of Sellers shall be an amount equal to Sellers’ Consideration. With respect to any claim under Section 8.2(a)(ii) through Section 8.2(a)(xii) (other than Section 8.2(a)(x)), there shall be no limit on the aggregate maximum liability of Sellers (except, in the case of claims under Section 8.2(a)(iv), the limitations set forth in the UK Share Purchase Agreement).
b.Buyer shall only be required to indemnify Seller Indemnified Parties with respect to claims under Sections 8.2(b)(i) through 8.2(b)(ii), if such matters were the subject of a written notice given by a Seller Indemnified Party pursuant to Section 8.3 within the Survival Period specified for each respective matter in Section 8.1. The aggregate maximum liability of Buyer under this Agreement for claims under Sections 8.2(b)(i) through 8.2(b)(ii) (other than in respect of any action that violates criminal law) shall be an amount equal to Sellers’ Consideration.
c.Any Liability to the extent taken into account in the calculation of the Final Net Working Capital and Final Tax Liability shall not be subject to indemnification under this Agreement.
d.Neither Seller shall have any right of contribution or other recourse against the Company or its directors, officers, Employees, Affiliates, agents, attorneys, representatives, assigns, or successors for any claims asserted by Buyer Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of Buyer Indemnified Parties.

e.Sellers and Buyer agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for federal, state, local, and foreign income tax purposes.

8.5Post-Acquisition Attorney-Client Issues.
a.Sellers’ Post-Acquisition Use of Law Firm. Each party to this Agreement acknowledges that (i) one or more of the Company, Sellers’ Representative, Blaker and Blaker Trust have retained Law Firm to act as their counsel in connection with the transactions contemplated by this Agreement, as well as other past and ongoing matters, (ii) Law Firm has not acted as counsel for any other party to this Agreement in connection with the transactions contemplated by this Agreement, as well as other post and ongoing matters, and (iii) no party to this Agreement other than the Company, Blaker and Blaker Trust has the status of a Law Firm client for conflict of interest or any other purpose as a result thereof. Buyer (a) waives and will not assert, and will cause, after Closing, the Company, to waive and not assert, any conflict of interest relating to Law Firm’s representation after the Closing of Sellers’ Representative or either Seller in any matter involving the transactions contemplated by this Agreement (including any litigation, arbitration, mediation, or other proceeding), and (b) consents to, and will cause, after Closing, the Company, to consent to, any such representation, even though in each case (1) the interests of either Sellers’ Representative or Seller may be directly adverse to Buyer or the Company or (2) Law Firm may have represented the Company in a substantially related matter.
b.Buyer’s Non-Access to Company’s Legal Records re: Acquisition Transaction. Buyer agrees that, after the Closing, neither Buyer nor the Company will have any right to access or control any of Law Firm’s records relating to or affecting the transactions contemplated by this Agreement, which will be the property of (and be controlled by) Sellers.
c.Each Seller’s Retention of Attorney-Client Privilege with Respect to Sell‑Side Acquisition Legal Representation. Buyer agrees on its own behalf and on behalf of, after Closing, the Company, that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all attorney-client communications belong to Blaker and Blaker Trust and will not pass to or be claimed by Buyer or the Company, and (ii) Blaker and Blaker Trust will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such attorney-client communications. Accordingly, Buyer will not, and will cause, after Closing, the Company, not to, (a) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any attorney-client communication, except in the event of a post-Closing dispute with a Person that is not Blaker or Blaker Trust; or (b) take any action which could cause any attorney-client communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or other evidentiary privilege, including waiving such protection in any dispute with a person that is not Blaker or Blaker Trust. Furthermore, Buyer agrees, on its own behalf and on behalf of, after Closing, the Company, that in the event of a dispute between Blaker or Blaker Trust, on the one hand, and the Company, on the other hand, arising out of or relating to any matter in which Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege will protect from disclosure to Blaker or Blaker Trust any information or documents developed or shared during the course of Law Firm’s joint representation.

Article IX

MISCELLANEOUS

9.1Expenses. Except as otherwise provided in this Agreement, Sellers’ Representative and Sellers, on the one hand, and Buyer, on the other hand, shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document, and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

9.2Specific Performance. Sellers’ Representative and each Seller acknowledges and agrees that a breach of this Agreement would cause irreparable damage to Buyer and that Buyer will not have an adequate remedy at law. Therefore, the obligations of Sellers’ Representative and each Seller under this Agreement, including the obligations of each Seller to sell the Company Group Shares to Buyer, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

9.3Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.
a.Each of the Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal court located within the State of Michigan over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. Each of the Parties hereby irrevocably waive, to the fullest extent permitted by Applicable Laws, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
b.Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, action, or proceeding by delivery of a copy thereof in accordance with the provisions of Section 9.3.
c.THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.4Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits, Schedules, and Attachments hereto), Seller Documents, Company Documents and Buyer’s Documents represent the entire understanding and agreement among the Parties hereto with respect to the subject matter hereof and can be amended, supplemented, or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification, or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

9.5Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and performed in such state.

9.6Notices. Any notice or request required or permitted to be given under this Agreement shall be given in writing and (a) personally delivered, (b) sent by certified mail (return receipt requested), (c) sent by electronic mail (receipt verified), or (d) sent by overnight express courier service (signature required), prepaid, sent to the recipient at the address set forth:
If to Buyer, addressed to:
GP Strategies Corporation
70 Corporate Center
11000 Broken Land Parkway, Suite 2000
Columbia, MD 21044
Attn: James Galante
Email: jgalante@gpstrategies.com
With a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
100 International Drive, Suite 2000
Baltimore, MD 21202
Attn: Kelly Tubman Hardy
Email: kelly.hardy@hoganlovells.com
If to Sellers’ Representative or either Seller, addressed to:
Lori A. Blaker
4590 Barber Road
Metamora, MI 48455
Email: lablaker@tti-global.com

With a copy (which shall not constitute notice) to:
Kotz Sangster Wysocki P.C.
400 Renaissance Center, Suite 3400
Detroit, MI 48243
Attn: Gregory L. Wysocki
Email: gwysocki@kotzsangster.com
Notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by electronic mail transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.
9.7Severability. If any provision hereof should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the Parties, and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality, or unenforceability shall not affect the validity, legality, or enforceability of such provision in any other jurisdiction.

9.8Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller (by operation of law or otherwise) without the prior written consent of Buyer, and any attempted assignment without the required consents shall be void. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires.

9.9Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.10Joint Participation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

9.11Sellers’ Representative.
a.By virtue of the adoption and approval of this Agreement, each Seller (on such Seller’s own behalf and on behalf of such Seller’s heirs, executors, legal representatives, successors and assigns) irrevocably appoints Lori A. Blaker as such Seller’s representative, attorney-in-fact and exclusive agent, with full power of substitution and authority to act in the name, place and stead of such Seller and bind such Seller with respect to the transactions contemplated hereby or by any other Seller Document and to act on behalf of such Seller in any amendment of or litigation or arbitration involving this Agreement or any Seller Document and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated hereby or by the other Seller Documents, including the power and authority:
i.to negotiate, execute and deliver all ancillary agreements, statements, certificates, notices, approvals, extensions, waivers, undertakings and other documents required or permitted to be given in connection with the consummation of the transactions contemplated hereby or by the other Seller Documents, and any amendments thereto or modifications thereof;
ii.to negotiate, agree to, enter into settlements and compromises of, and comply with the determination of the Independent Accountant or Orders of any Governmental Body with respect to any claims or disputes related to Section 2.6;
iii.to give and receive all notices and communications to be given or received under this Agreement or the other Seller Documents by or on behalf of any Seller and to receive service of process in connection with any claims under this Agreement;
iv.to execute and deliver such waivers and consents in connection with this Agreement or the other Seller Documents and the consummation of the transactions contemplated hereby and thereby as she, in her sole discretion, may deem necessary or desirable;
v.to enforce and protect the rights and interests of Sellers and to enforce and protect the rights and interests of the Sellers’ Representative arising out of or under or in any manner relating to this Agreement or the other Seller Documents; and
vi.to take all actions which under the Seller Documents may be taken by any Seller and to do or refrain from doing any further act or deed on behalf of any Seller which the Sellers’ Representative deems necessary or appropriate in her sole discretion relating to the subject matter of this Agreement and the other Seller Documents as fully and completely as such Seller could do if personally present.
The foregoing grant of authority set forth in this Section 9.11 is a special power of attorney coupled with an interest, is irrevocable and shall survive the death, incompetence, dissolution, liquidation or winding up of any Seller, shall be binding on any successor thereto and shall survive any assignment of the whole or any part of her or its interest in the Escrow Amount. All decisions and actions by the Sellers’ Representative in her capacity as the representative of Sellers pursuant to this Agreement or any other Seller Document shall be binding upon all Sellers, and their successors as if expressly confirmed and ratified in writing by Sellers and no Seller shall have the right to object, dissent, protest or otherwise contest the same.
b.By her or its approval of this Agreement and the transaction contemplated hereby, each Seller agrees that:
i.The Sellers’ Representative will not be liable for any act taken or omitted by it as permitted under this Agreement, except for any act or omission arising from fraud, gross negligence or willful misconduct by or of the Sellers’ Representative. The Sellers’ Representative will also be fully protected in relying upon any written notice, demand, certificate or document that she in good faith believes to be genuine (including facsimiles or other electronic transmissions thereof);
ii.Sellers agree, severally but not jointly, to indemnify the Sellers’ Representative for, and to hold the Sellers’ Representative harmless against, any loss,

liability, damage, claim, fee, fine, judgment, amount paid in settlement or expense (including costs of counsel and other skilled professionals and in connection with seeking recovery from insurers) incurred without fraud, gross negligence or willful misconduct on the part of the Sellers’ Representative, arising out of or in connection with the Sellers’ Representative carrying out her duties under this Agreement, or the other Seller Documents, including costs and expenses of successfully defending the Sellers’ Representative against any claim of liability with respect thereto. The costs and expenses of the Sellers’ Representative shall be borne by Sellers on a several and not joint basis and pro rata based on the relative proceeds received by Sellers under this Agreement and may be recovered from any distribution of the Escrow Amount otherwise distributable to Sellers.
c.Buyer shall be entitled to rely on any and all actions taken by the Sellers’ Representative without liability to any Seller.
d.All of the indemnities, immunities and powers granted to the Sellers’ Representative under this Agreement shall survive the Closing or any termination of this Agreement or the other Seller Documents.
e.If Lori A. Blaker becomes unable to serve as the Sellers’ Representative, such other Person or Persons as may be mutually designated by Sellers with the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed) shall succeed as the Sellers’ Representative.

** Signature pages follow. **

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed by their duly authorized representatives as of the date first written above.

BUYER:
GP Strategies Corporation
By:
Name:    Scott N. Greenberg
Title:    Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed by their duly authorized representatives as of the date first written above.
SELLERS:
BLAKER TRUST
The Lori A. Blaker Trust Dated October 4, 2000, as amended
By:
Name:    Lori A. Blaker
Title:    Trustee

BLAKER

Lori A. Blaker

THE COMPANY:
TTi Global, Inc.
By:
Name:    Lori A. Blaker
Title:    President and Chief Executive Officer

SELLERS’ REPRESENTATIVE:

Lori A. Blaker

[Signature Page to Share Purchase Agreement – Sellers, the Company and Sellers’ Representative]

EXHIBIT A
DEFINITIONS
“2017 Statements” has the meaning set forth in Section 4.7(a).
“2018 Statements” has the meaning set forth in Section 4.7(a).
“Acquisition Proposal” means a proposal to acquire any of the business of the Company or any of its Subsidiaries, directly or indirectly and in one or more transactions, whether through an asset purchase, purchase of equity interests, merger, business combination, or otherwise.
“Advisor Payments” has the meaning set forth in Section 2.2(i).
“AECA” means the Arms Export Control Act of 1976.
“Affiliate” means, with respect to any Person, any Person that directly or indirectly through one (1) or more intermediaries controls, is controlled by, or is under common control with such Person. For purposes of this definition, a Person shall be deemed to “control” another Person if it (a) owns, directly or indirectly, beneficially or legally, at least fifty percent (50%) of the outstanding voting securities or capital stock (or such lesser percentage that is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities, or otherwise, to direct the management and policies of the Person.
“Affiliated Entities” has the meaning set forth in the Recitals.
“Affiliated Entities Shares” has the meaning set forth in the Recitals.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Laws” means individually and collectively, any federal, state, local, national and supra-national laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements having the binding effect of law of national securities exchanges, automated quotation systems or securities listing organizations, regulatory authorities, courts, tribunals, agencies other than regulatory authorities, legislative bodies and commissions that are in effect from time to time during the term of this Agreement and applicable to a particular activity hereunder.
“Audited Statements” has the meaning set forth in Section 4.7(a).
“Backlog” means, with respect to any Contract as of a particular date, the funded (i.e.: actually committed either pursuant to the terms of the applicable Contract or an applicable purchase order, task order or statement of work as of such date) amount of such Contract, less any revenue recognized by the Company and the Subsidiaries with respect thereto as of such date.

Exhibit A - 1

“Balance Sheet” has the meaning set forth in Section 4.7(a).
“Balance Sheet Date” has the meaning set forth in Section 4.7(a).
“Bid” means any outstanding quotation, bid, proposal or grant application by the Company or any of the Subsidiaries that, if accepted or awarded, would lead to a Contract.
“Blaker” has the meaning set forth in the Preamble.
“Blaker’s Employment Agreement” has the meaning set forth in the Recitals.
“Blaker Payoff” has the meaning set forth in Section 2.2(f).
“Blaker Trust” has the meaning set forth in the Preamble.
“Business Day” means a day other than Saturday or Sunday on which banking institutions in New York City, New York are open for business.
“Buyer” has the meaning set forth in the Preamble.
“Buyer’s Documents” has the meaning set forth in Section 5.2.
“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).
“Buyer Statement” has the meaning set forth in Section 2.6(a).
“Closing” has the meaning set forth in Section 2.3.
“Closing Consideration” has the meaning set forth in Section 2.2(j).
“Closing Date” has the meaning set forth in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Preamble.
“Company Charter Documents” means the Company’s articles of incorporation and bylaws and the articles of incorporation and bylaws, or similar organizational documents, of each Subsidiary, in each case, as amended and/or restated.
“Company Documents” has the meaning set forth in Section 4.2.
“Company Group Shares” has the meaning set forth in the Recitals.
“Company Intellectual Property” means Intellectual Property that is owned by the Company or any of the Subsidiaries.
“Company Permits” has the meaning set forth in Section 4.22(b).

Exhibit A - 2

“Company Plans” has the meaning set forth in Section 4.19(a).
“Company Shares” has the meaning set forth in the Recitals.
“Company Software” means software developed specifically for use by the Company or any Subsidiaries in relation to the business either owned by, or licensed to, the Company or any or the Subsidiaries.
“Confidential Information” has the meaning set forth in Section 6.7(a).
“Contingent Note” means the Agreement Concerning Release Fee, dated July [__], 2018 (executed August 1, 2018), between Citizens Bank, N.A., the Company, Seller and certain Affiliates of the Company and Seller.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, commitment, or obligation, whether written or oral.
“Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Credit Facility Payoff” has the meaning set forth in Section 2.2(a).
“Current Assets” means the current assets of the Company and the Subsidiaries on a consolidated basis, excluding any accounts receivable that are more than one hundred fifty (150) calendar days past due.
“Current Liabilities” means (i) the current liabilities of the Company and the Subsidiaries on a consolidated basis, including the following: “Accounts Payable – Trade;” “Accrued Expenses Payable;” “Unearned Income and Customer Deposits Held” but excluding the current portion of any Indebtedness and Tax Liability, and (ii) any shortfall in net working capital under the UK Share Purchase Agreement that has not been paid.
“D. Brzezinski Payoff” has the meaning set forth in Section 2.2(b).
“Data Protection Law” means each Law, code, statute, rule, and each regulation concerning the protection or processing or both of personal data with which the Company or any Subsidiary is legally obliged to comply.
“Disclosure Schedule” means the disclosure schedule delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement and attached hereto.
“DOL” means the United States Department of Labor.

Exhibit A - 3

“Dormant Subsidiaries” means TTi Canada, LLC, a Michigan limited liability company; TTi, C.A., a Venezuelan corporation; TTi Colombia SAS, a Colombian simplified stock corporation; Soluciones Globales de Personal, S.A. de C.V., a Mexican company; and Detentadora Integral, S.A. de C.V., a Mexican company.
“Employee” means any current or former employee, consultant, independent contractor, or director of the Company or any Subsidiary.
“Encumbrance” means any lien, security interest, deed of trust, mortgage, pledge, lease, adverse claim, levy, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement transfer restriction under any shareholder or similar agreement or other encumbrance or restriction of any kind, or any contract to grant any of the foregoing.
“Environmental Claim” means any demand, claim, action, or cause of action, assessment, complaint, directive, citation, information request issued by a Governmental Body, Legal Proceeding, order, notice of potential responsibility, loss, damage, liability, sanction, cost and expense, including interest, penalties and attorneys’ and experts’ fees and disbursements pursuant to Environmental Laws.
“Environmental Laws” means any Law (including the Comprehensive Environmental Response, Compensation, and Liability Act) relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.
“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means Bank of America Merrill Lynch.
“Escrow Agreement” means that certain Escrow Agreement, in substantially the form attached hereto as Exhibit F, to be entered into by and among Buyer, Sellers’ Representative, and the Escrow Agent.
“Escrow Amount” means the fixed amount of One Million Dollars ($1,000,000), as deposited with the Escrow Agent at the Closing, regardless of whether the funds in the escrow account at any given time after the Closing shall equal more or less than the Escrow Amount.
“Escrow Period” means the period ending fifteen (15) months after the Closing Date.
“Estimated Net Working Capital” has the meaning set forth in Section 2.6(a).
“Final Net Working Capital” means the Net Working Capital, as finally determined in accordance with Section 2.6, as of the Closing Date.

Exhibit A - 4

“Final Tax Liability” means the Tax Liability as finally determined in accordance with Section 2.6.
“Financial Statements” has the meaning set forth in Section 4.7(a).
“Foreign Language Contracts” means those Material Contracts (including any Leases) which when executed were written in a language other than the English language.
“Foreign Language Contracts Threshold Amount” means One Hundred Twenty Thousand Dollars ($120,000).
“Forgiveness of Indebtedness Calculation” has the meaning set forth in Section 2.6(c).
“Fundamental Representations” has the meaning set forth in Section 8.1(b).
“GAAP” means generally accepted accounting principles in the United States.
“Government Official” means any officer or employee of a Governmental Body or of a public international organization, or any person acting in an official capacity for or on behalf of any such Governmental Body or for or on behalf of any such public international organization.
“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, or foreign, or any governmental department, commission, board, bureau, agency, instrumentality, or authority thereof, or any court or arbitrator (public or private).
“GP Strategies Limited” has the meaning set forth in the Recitals.
“Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “chemical substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on any real property causes or threatens to cause a nuisance pursuant to applicable statutory or common law; (iv) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.
“IFRS” means International Financial Reporting Standards.
“Indebtedness” means, as to any Person: (a) indebtedness created, issued, or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising and accrued expenses incurred, in the Ordinary Course of Business; (c) indebtedness of others secured by an Encumbrance on the property of such

Exhibit A - 5

Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) amounts payable pursuant to any change of control agreements; (f) obligations by such Person under any derivative transaction, any commodity swap agreement, equity swap agreement, currency swap agreement, forward currency purchase agreement, interest rate swap, cap, collar, or floor agreement, or other interest rate management device or any arrangement or agreement similar to any of the foregoing; and (g) indebtedness of others guaranteed by such Person.
“Indemnifiable Loss” has the meaning set forth in Section 8.2(a).
“Indemnifiable Losses” has the meaning set forth in Section 8.2(a).
“Indemnified Party” has the meaning set forth in Section 8.1.
“Indemnifying Party” has the meaning set forth in Section 8.1.
“Independent Accountant” means Plante Moran, provided that Plante Moran has not provided services to the Company, any of the Subsidiaries, or Kotz Sangster Wysocki, P.C. in the past 3 years. If Plante Moran has provided such services, then the Independent Accountant shall be a mutually agreed upon accounting firm of nationally recognized reputation that has not provided any services to any of the Parties in the past 3 years.
“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the United States:

i.
trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications;

ii.	internet domain name registrations, whether or not trademarks, registered through any authorized private registrar or Governmental Body;

iii.
original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

iv.
confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

v.	patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional

Exhibit A - 6

applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.
“Intellectual Property Registrations” has the meaning set forth in Section 4.16(a).
“IRS” means the Internal Revenue Service.
“IRS Payoff” has the meaning set forth in Section 2.2(g).
“IT Arrangement” means each license, permission, consent, undertaking, settlement, agreement, restriction, and arrangement relating to the IT Systems or relevant to their use or exploitation in, or in connection with, the business of the Company or any of the Subsidiaries.
“IT Services” means computer-related services and telecommunications-related services, including each arrangement for the provision of data processing.
“IT Systems” means the computer systems, computer software and hardware, telecommunications systems, network infrastructure and related equipment used by the Company or any of the Subsidiaries in relation to their business.
“ITAR” means the International Traffic in Arms Regulations.
“Kennedy Payoff” has the meaning set forth in Section 2.2(e).
“Key Employee” means Christine Santos.
“Key Employee Employment Agreement” has the meaning set forth in the Recitals.
“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement.
“Law Firm” means Kotz Sangster Wysocki P.C.
“Leased Real Property” has the meaning set forth in Section 4.14(a).
“Leases” has the meaning set forth in Section 4.14(a).
“Legal Proceeding” means any judicial, administrative or arbitral action, charge, complaint, material grievance, hearing, suit, mediation, investigation, inquiry, proceeding, summons or claim (including any counterclaim or any notice of violation) by or before a Governmental Body.
“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability, or otherwise), and including all costs and expenses relating thereto (including all fees, disbursements, and expenses of legal counsel, experts, engineers, and consultants and costs of investigation).

Exhibit A - 7

“Licensed Intellectual Property” means Intellectual Property in which the Company or any of the Subsidiaries holds exclusive or non-exclusive rights or interests granted by license from other Persons, including either Seller.
“Losses” means losses, Taxes, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, sanctions, penalties, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees).
“MacLean Payoff” has the meaning set forth in Section 2.2(c).
“Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets), liabilities, prospects, results of operations or condition (financial or otherwise) of the Company; provided, however, that none of the following shall constitute a Material Adverse Effect nor shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to this Agreement or the transactions contemplated hereby, or the announcement or pendency of the transactions contemplated hereby; (b) changes or conditions, including changes in the economy, financial markets or political conditions, whether resulting from acts of terrorism or war or otherwise, affecting the U.S. economy or the industry in which the Company operates; (c) any adverse change, effect, event, occurrence, state of facts or development resulting from any change in regulatory conditions or change in Laws affecting the industry in which the Company operates or changes in the interpretation of such Laws by Governmental Bodies; (d) any change in accounting requirements or principles required by GAAP or required by any change in Applicable Laws; or (e) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, unless, in the case of clauses (b), (c) or (d) above, such effect has had or would reasonably be expected to have a materially disproportionate adverse impact on the business, assets, liabilities, results of operations or financial condition of the Company relative to other affected Persons.
“Material Contracts” has the meaning set forth in Section 4.17(a).
“Minimum Net Working Capital” means Nine Million Dollars ($9,000,000).
“Multiemployer Plan” has the meaning set forth in Section 4.19(c).
“Net Working Capital” means, with respect to each of the Company and each Subsidiary, (i) the Current Assets minus (ii) the Current Liabilities, in each case calculated on an accrual basis in accordance with GAAP, as consistently applied by the Company.
“NWC Withheld Amount” has the meaning set forth in Section 2.6(a).
“Option” has the meaning set forth in the Recitals.
“Option Exercise Notice” has the meaning set forth in the Recitals.

Exhibit A - 8

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company or each of the Subsidiaries, as applicable, and consistent with past practice.
“Parties” means Buyer, Sellers’ Representative and each Seller.
“Party” means each of Buyer, Sellers’ Representative and each Seller.
“Payment” has the meaning set forth in Section 4.28(a).
“Payment Memorandum” means the statement, executed by Sellers’ Representative, setting forth the recipients of the payments to be made pursuant to Section 2.4(a) together with bank account information and instructions for such payments to be made by wire transfer at the Closing.
“Payoff Letters” has the meaning set forth in Section 2.2(a).
“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.
“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.
“Policies” has the meaning set forth in Section 4.23.
“Post-Closing Corporate Actions” has the meaning set forth in Section 6.4(c).
“Post-Closing Real Estate Actions” has the meaning set forth in Section 6.4(c).
“Pre-Closing Corporate Actions” has the meaning set forth in Section 6.4(a).
“Pre-Closing Real Estate Actions” has the meaning set forth in Section 6.4(a).
“Pre-Closing Tax Period” means any Taxable Period ending on or before the Closing Date and any portion of a Straddle Period ending on the Closing Date.
“Previous Owner Payoff” has the meaning set forth in Section 2.2(d).
“Prime Rate” means an interest rate equal to the “Prime Rate” as listed in the Wall Street Journal.
“Purchase Price” has the meaning set forth in Section 2.2(j).

Exhibit A - 9

“Related Person” means (i) any Employee, officer, director, shareholder, partner or member of the Company or any Subsidiary, (ii) any member of his or her immediate family or (iii) any of their respective Affiliates.
“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials into or upon the environment.
“Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.
“Representative” means, with respect to a Party, such Party’s Affiliates and their respective members, principals, officers, directors, shareholders, trustees, employees, agents, consultants, and advisors.
“Required Consents” means all consents, notices and approvals required under terms of any of the Contracts to effectuate the Closing.
“Restricted Area” means worldwide.
“Restricted Business” means the ownership, operation or practice in the field or industry of the Company or any Subsidiary as owned, operated, or practiced as of the Closing Date and the field or industry of TTi Europe and the Subsidiaries as owned, operated or practiced as of the date of closing of the transactions contemplated by the UK Share Purchase Agreement.
“Restricted Customer” has the meaning set forth in Section 6.5(b)(i).
“Restricted Period” has the meaning set forth in Section 6.5.
“S. Brzezinski Payoff” has the meaning set forth in Section 2.2(d).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the Preamble.
“Seller Documents” has the meaning set forth in Section 3.1.
“Seller Indemnified Parties” has the meaning set forth in Section 8.2(b).
“Sellers” has the meaning set forth in the Preamble.
“Sellers’ Closing Estimate” has the meaning set forth in Section 2.5(a).
“Sellers’ Consideration” means the sum of the Closing Consideration and the Escrow Amount, each as may be adjusted as set forth herein.

Exhibit A - 10

“Sellers’ Representative” has the meaning set forth in the Preamble.
“Seller’s Knowledge” means the knowledge, after due inquiry, of any of Blaker, Blaker Trust, Christine Santos, David Kennedy, Brian Tomczyk, Adam Kennedy, any of the country managers for each of the Subsidiaries, and any regional managers.
“Straddle Period” means any Taxable Period beginning before and ending after the Closing Date.
“Subsidiary” means each (a) Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person and (b) unless indicated otherwise, each Affiliated Entity.
“Survival Period” has the meaning set forth in Section 8.1(d).
“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security, unemployment, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or estimated tax, including any interest, penalty, or addition thereto and including any liability in respect of any items described above payable as a transferee, successor, or by reason of contract, assumption, operation of law, the application of U.S. Treasury Regulation Section 1.1502-6, or any comparable provision of state, local, or foreign Applicable Law.
“Tax Liability” means the Liability as of the Closing Date for, or arising out of, Taxes of the Company and any of the Subsidiaries resulting from: (a) deferred taxes due and owing; and (b) the forgiveness of indebtedness income resulting from the reduction, prior to the Closing, of: (y) the amount of the Contingent Note; and (z) the amount of the Previous Owner Payoff.
“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.
“Taxable Period” means any taxable year or other period with respect to which any Tax may be imposed under any applicable statute, rule or regulation.
“Taxing Authority” means any governmental agency, board, bureau, body, department, or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction having jurisdiction with respect to any Tax.
“Third Party Claim” has the meaning set forth in Section 8.3(b).
“Threshold Amount” means One Hundred Twenty Thousand Dollars ($120,000).
“Title IV Plan” has the meaning set forth in Section 4.19(b).

Exhibit A - 11

“Top Customer and Supplier” has the meaning set forth in Section 4.26.
“TTi Europe” has the meaning set forth in the Recitals.
“UK Share Purchase Agreement” has the meaning set forth in the Recitals.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Exhibit A - 12

EXHIBIT B
FORM OF OPINIONS OF COUNSEL TO SELLERS
1.    The Company is duly organized, validly existing, and in good standing under the laws of the State of Michigan and has all corporate power to execute, deliver, and perform its obligations under the Agreement and each other document required to be delivered by the Company prior to or at the Closing. The Company is qualified to do business as a corporation and is in good standing in each jurisdiction set forth on Schedule I attached hereto.
2.    [The Trustee] is the trustee of the Blaker Trust pursuant to the provisions of the Trust Agreement dated [____________ ____], 20[___]. [The Trustee], as trustee of the Blaker Trust, has the trust power to execute and deliver the Agreement and each other document required to be delivered by the Blaker Trust prior to or at the Closing and to perform [the Trustee’s] obligations thereunder.
3.    Each Subsidiary that is a United States entity is duly organized, validly existing, and in good standing under the laws of its state of incorporation or formation. Schedule II attached hereto sets forth each such Subsidiary and each Subsidiary’s entity type, state of incorporation or formation, and each state in which it is qualified to do business. Each Subsidiary is qualified to do business as a corporation or limited liability company and is in good standing in each jurisdiction set forth on Schedule II for such Subsidiary.
4.    The execution, delivery, and performance by each Seller and the Company of the Agreement and each other document required to be delivered by Sellers’ Representative, either Seller or the Company prior to or at the Closing do not and will not (with or without the passage of time or the giving of notice):

a.	violate or conflict with the [certificate][articles] of incorporation, as amended, or bylaws, as amended, of the Company or any law of the State of Michigan binding upon the Company;

b.	violate or conflict with, result in a breach of, or constitute a default under, any contract or agreement set forth on Schedule III attached hereto (the “Specified Contracts”);

c.	to our knowledge, result in, require or permit the creation or imposition of any Encumbrance upon or with respect to the assets of the Company; or

d.	require any consent, notification, action, filing, or registration to be made by the Company with any Governmental Body or counterparty to the Specified Contracts.
5.    The execution, delivery, and performance by Sellers’ Representative, each Seller and the Company of the Agreement and each other document required to be delivered by Sellers’

Exhibit B - 1

Representative, each Seller and the Company prior to or at the Closing have been duly authorized by all necessary corporate or other action.
6.    To our Knowledge, there is no pending litigation that questions the enforceability or validity of, or seeks to enjoin the performance of, the Agreement or each other document required to be delivered by Sellers’ Representative, either Seller or the Company prior to or at the Closing.
7.    All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights created by statute or the Company’s organizational documents.
8.    The Agreement and each other document required thereby to be delivered by Sellers’ Representative, either Seller or the Company prior to or at the Closing have been duly and validly executed and delivered by Blaker, Blaker Trust, or the Company, as applicable, and constitute the legal, valid, and binding obligations of Blaker, Blaker Trust, or the Company, as applicable, enforceable against such Person in accordance with their terms.

Exhibit B - 2

EXHIBIT C
FORM OF NONCOMPETITION AGREEMENT
See attached.

Exhibit C - 1

EXHIBIT D
ORGANIZATION SCHEDULE
See attached.

Exhibit D - 1

EXHIBIT E
CAPITALIZATION SCHEDULE
See attached.

Exhibit E - 1

EXHIBIT F
FORM OF ESCROW AGREEMENT
See attached.

Exhibit F - 1

EXHIBIT G
FORM OF BLAKER’S EMPLOYMENT AGREEMENT
See attached.

Exhibit G - 1

EXHIBIT H
FORM OF KEY EMPLOYEE EMPLOYMENT AGREEMENT
See attached.

Exhibit H - 1

ATTACHMENT I
OPTION EXERCISE NOTICE

Attachment I - 1

ATTACHMENT II
PAYOFF LETTERS

Attachment II - 1